UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Norfolk Southern Corporation

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Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 9, 2013

We will hold our Annual Meeting of Stockholders at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 9, 2013, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	Election of twelve directors for one year terms ending in 2014.

2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for 2013.

3.	Approval, by non-binding vote, of executive compensation.

4.	Approval of an amendment to the Norfolk Southern Corporation Bylaws to give stockholders the right to call a special meeting.

5.	Transaction of such other business as properly may come before the meeting.

Only stockholders of record as of the close of business on March 1, 2013 will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,
HOWARD D. McFADDEN
Corporate Secretary

Dated: March 20, 2013

If you do not expect to attend the meeting, we urge you to provide your proxy by marking, dating and signing the enclosed proxy card and returning it in the accompanying envelope, or by submitting your proxy over the telephone or the Internet as more particularly described on the enclosed proxy card. You may revoke your proxy at any time before your shares are voted by following the procedures described in the accompanying proxy statement.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

March 20, 2013

PROXY STATEMENT

This proxy statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Stockholders to be held on May 9, 2013. We began mailing to you and other stockholders this proxy statement and the accompanying proxy card on approximately March 20, 2013, in order to furnish information relating to the business to be transacted at the 2013 Annual Meeting. We also included a copy of our 2012 Annual Report and its Form 10-K (referred to together herein as the “annual report”) in the mailing for informational purposes; the annual report is not a part of the proxy solicitation materials.

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

Annual Meeting of Stockholders

Time and Date Place	Thursday, May 9, 2013, at 10:00 A.M., Eastern Daylight Time Conference Center, Williamsburg Lodge South England Street, Williamsburg, Virginia
Record Date Voting

March 1, 2013

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at this meeting.

Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page (for additional information)

Election of 12 Directors	FOR EACH NOMINEE	6

Other Board Proposals:
• Ratification of KPMG as Auditor for 2013	FOR	11
• Advisory Resolution to Approve Executive Compensation	FOR	12
• Bylaw Amendment on Stockholder Right to Call a Special Meeting	FOR	13

Transact other business that properly comes before the meeting

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Thomas D. Bell, Jr.	63	2010	Chairman Mesa Capital Partners, LLC	✓	Audit Finance
Erskine B. Bowles	67	2011	Senior Advisor BDT Capital Partners, LLC	✓	Compensation Finance
Robert A. Bradway	50	2011	Chairman and CEO Amgen, Inc.	✓	Audit Finance
Wesley G. Bush	51	2012	Chairman, CEO and President Northrup Grumman Corp.	✓	Compensation Finance
Daniel A. Carp	64	2006	Non-Executive Chairman Delta Air Lines, Inc.	✓	Compensation Governance & Nominating Executive
Karen N. Horn	69	2008	Partner Brock Capital Group	✓	Audit Governance & Nominating
Burton M. Joyce	71	2003	Former Chairman IPSCO, Inc.	✓	Audit Finance Executive
Steven F. Leer	60	1999	Executive Chairman Arch Coal, Inc.	✓	Compensation Governance & Nominating
Michael D. Lockhart	63	2008	Former Chairman, President and CEO Armstrong World Industries, Inc.	✓	Audit Finance
Charles W. Moorman, IV	61	2005	Chairman, President and CEO Norfolk Southern Corp.		Executive
Martin H. Nesbitt	50	2013	Co-CEO The Vistria Group	✓	Audit Finance
John R. Thompson	61	2013	Former Senior Vice President BestBuy.com	✓	Audit Governance & Nominating

Board of Director Proposals

Ratification of KPMG as Auditor for 2013. As a matter of good governance, we are asking stockholders to ratify the selection of KPMG as our independent auditors for 2013.

Advisory Resolution to Approve Executive Compensation. We are asking our stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the company’s goals of aligning executives’ compensation with overall business strategies, attracting and retaining highly qualified executives and providing incentives that drive stockholder value.

BUSINESS HIGHLIGHTS

This summary provides highlights from our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 15, 2013, to assist you in reviewing Norfolk Southern’s 2012 performance. The information contained below is only a summary, and you should refer to the more fulsome discussions contained in our 2012 10-K for additional information about these highlights.

Our strong 2012 financial results during uncertain economic conditions demonstrated our commitment to controlling costs and improving productivity while continuing to provide high service levels for our customers.

Our 2012 railway operating revenues, income from railway operations, net income and earnings per share were down modestly as compared to record 2011 results, but were our second-highest ever results for these measures. During 2012:

•	Our financial results were achieved in the face of a 17% decline in coal revenues, and we saw revenue increases in general merchandise (6%) and intermodal (5%).

•

Our operating expenses declined modestly while maintaining a high level of operating performance. Our strong operating performance was reflected in the increase in our operating composite service metric from 76% in 2011 to 83% in 2012.

•

We generated $3 billion in cash from operations, from which we were able to invest $2.24 billion in capital spending and distribute $624 million in dividends. The remainder, combined with borrowing proceeds, supported $1.3 billion of share repurchases and retirement of 18.8 million shares of stock.

•

We continued to invest in our network through our capital spending program. As part of our Crescent Corridor initiative, we opened the new Memphis Regional Intermodal Facility in Rossville, Tennessee, and the new Birmingham Regional Intermodal Facility in McCalla, Alabama, to handle increased intermodal volumes faster and more reliably.

COMPENSATION ALIGNMENT

•

The compensation earned in 2012 by our chief executive officer (“CEO”) and executive vice presidents (“EVPs”), as described in the Compensation Discussion and Analysis section of this Proxy Statement, reflect our policy of having a significant portion of executive income tied to corporate performance and shareholder returns.

•	77% of our CEO’s compensation and 67% of our EVPs’ compensation for 2012 was at risk, and its value and ultimate earnout was based on the achievement of corporate performance goals.

•

68% of our CEO’s compensation and 53% of our EVPs’ compensation for 2012 were equity-based long-term incentive awards that ultimately will be paid in Norfolk Southern stock. Because of the multi-year nature of our long-term incentive awards, the decline in stock price during 2012 decreased the value of the awards, but any decrease will not be realized until subsequent years.

•	Norfolk Southern executives earned a below-target bonus payout of 59.7% of bonus opportunity based on 2012 financial and operational results, a decrease from the targeted bonus payout of 67%.

Bylaw Amendment on Stockholder Right to Call a Special Meeting. We are requesting that our stockholders approve an amendment to Norfolk Southern’s Bylaws that would permit holders of record of at least twenty percent (20%) of the voting power of the Corporation’s outstanding common stock to call a special meeting of stockholders. Currently, Norfolk Southern’s Bylaws provide that only the Chief Executive Officer or a majority of the Board of Directors may call a special meeting of stockholders. The Board of Directors believes that granting such a right to stockholders is good corporate governance.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 9, 2013

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with SEC rules, you may access our notice and proxy statement and annual report at www.voteproxy.com, which does not have “cookies” that identify visitors to the site. The notice and proxy statement are also available at that web site. In addition, this proxy statement and our annual report are available on our web site at www.nscorp.com.

INFORMATION ABOUT VOTING

Only stockholders of record as of the close of business on March 1, 2013, are entitled to notice of and to vote at the 2013 Annual Meeting. As of the March 1, 2013, record date, 334,813,141 shares of our common stock were issued and outstanding. Of those shares, 314,492,364 shares were owned by stockholders entitled to one vote per share. The remaining 20,320,777 shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

As a convenience, you may vote by telephone or the Internet in the manner described on the enclosed proxy card. Or, you may vote by mail by marking, dating and signing the enclosed proxy card and returning it to American Stock Transfer and Trust Company Shareholder Services. Alternatively, you may vote in person at the 2013 Annual Meeting.

To obtain directions to attend the meeting and vote in person, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

If you are the beneficial owner of any shares held in street name by a broker, bank or other nominee, you may vote your shares by submitting your voting instructions to that entity. Please refer to the voting instruction card that your broker, bank or other nominee record holder included with these materials. Your shares may be voted on certain matters if they are held in street name by a broker, even if you do not provide the record holder with voting instructions; brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of the selection of KPMG LLP as our independent registered public accounting firm (Item 2) is considered a routine matter for which brokers may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The election of directors (Item 1), advisory vote on executive compensation (Item 3), and special meeting bylaw amendment (Item 4) are not considered routine matters, and a broker cannot vote shares it holds in street name on these proposals if it has not received voting instructions from the beneficial owner of the shares with respect to the proposals (“broker non-vote”).

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy submitted in the form of a proxy card or over the telephone or Internet serves as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If your proxy is not received by 5 P.M. Eastern Time on May 6, 2013, the trustee of these plans will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective plan.

Any stockholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting subsequent voting instructions over the telephone or the Internet; (c) delivering a validly completed proxy card bearing a later date; or (d) attending the 2013 Annual Meeting and voting in person.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2013 Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

We will pay the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other regular employees may solicit proxies by telephone, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated cost of $12,500 plus reasonable out-of-pocket expenses.

We currently plan to deliver multiple annual reports and proxy statements to multiple record stockholders sharing an address, but intermediaries may choose to deliver a single copy of one or both of these documents. Upon request, we will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this proxy statement or the 2012 Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

CONFIDENTIALITY

We have policies in place to safeguard the confidentiality of proxies and ballots. American Stock Transfer and Trust Company, Brooklyn, N.Y., which we have retained to tabulate all proxies and ballots cast at the 2013 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1:	ELECTION OF DIRECTORS

At the 2013 Annual Meeting, the terms of fifteen directors will expire: those of Gerald L. Baliles, Thomas D. Bell, Erskine B. Bowles, Robert A. Bradway, Wesley G. Bush, Daniel A. Carp, Alston D. Correll, Karen N. Horn, Burton M. Joyce, Steven F. Leer, Michael D. Lockhart, Charles W. Moorman, Martin H. Nesbitt, J. Paul Reason and John R. Thompson. On February 13, 2013, the Board of Directors amended the Corporation’s Bylaws, effective February 18, 2013, to increase the number of directors from thirteen to fifteen and elected Martin H. Nesbitt and John R. Thompson to fill the resulting vacancies at the recommendation of the Governance and Nominating Committee. Under Virginia law, the term of a director elected by the Board to fill a vacancy expires at the next stockholders’ meeting at which directors are elected.

Messrs. Baliles and Correll and Admiral Reason will retire from the Board of Directors effective the date of this Annual Meeting in accordance with the director retirement policy in the Corporation’s Governance Guidelines. On February 13, 2013, the Board of Directors amended the Corporation’s Bylaws to reduce the size of the Board from fifteen to twelve, effective the date of this Annual Meeting.

At the 2010 Annual Meeting, the Corporation’s stockholders approved an amendment to the Articles of Incorporation to declassify the Board of Directors. As a result, all of the Corporation’s directors will stand for election at this meeting and each of the directors elected at this meeting will serve a one-year term continuing until the 2014 Annual Meeting of Stockholders.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Mr. Bell, Mr. Bowles, Mr. Bradway, Mr. Bush, Mr. Carp, Dr. Horn, Mr. Joyce, Mr. Leer, Mr. Lockhart, Mr. Moorman, Mr. Nesbitt and Mr. Thompson as directors for one-year terms that begin at the 2013 Annual Meeting of Stockholders and continue until the 2014 Annual Meeting of Stockholders or until the election and qualification of their respective successors or their earlier removal or resignation.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors. Two nominees for election at the meeting, Martin H. Nesbitt and John R. Thompson, previously have not been elected by the stockholders of Norfolk Southern. Messrs. Nesbitt and Thompson were each recommended by a third party director search firm retained by the Governance and Nominating Committee. Norfolk Southern paid a fee in 2012 and 2013 to the firm on behalf of the Governance and Nominating Committee to identify, evaluate and recommend potential candidates for election to the Board of Directors.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees and directors whose terms will continue after the 2013 Annual Meeting, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

The Board of Directors recommends that the stockholders vote FOR each of the nominees for election as directors.

Vote Required to Elect a Director: Pursuant to our Bylaws, in uncontested elections of directors, such as this election, directors are elected at a meeting, so long as a quorum for the meeting exists, by a majority of votes cast by the shares entitled to be voted in the election. Abstentions or shares that are not voted are not counted as cast for this purpose. Any nominee for director who is not elected pursuant to this Bylaw provision must promptly tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee.

Additional information on the “Areas of Expertise” for directors and nominees can be found on page 19 of this proxy statement under “Qualifications of Directors and Nominees.”

Nominees—for terms expiring in 2014

Thomas D. Bell, Jr. Atlanta, Georgia	Independent Director since 2010 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Marketing Strategic Planning	Mr. Bell, 63, is the Chairman of Mesa Capital Partners, a real estate investment company. Mr. Bell also served as non-executive Chairman of SecurAmerica LLC, a provider of contract security services, from 2010 through 2012. Mr. Bell previously served as Chairman and Chief Executive Officer of Cousins Properties, Inc. and Chairman and Chief Executive Officer of Young and Rubicam Inc. He is a director of Regal Entertainment Group and AGL Resources and has also previously served as a director of Cousins Properties, Inc., Credit Suisse First Boston, Credit Suisse Group and Lincoln Financial Group.

Erskine B. Bowles Charlotte, North Carolina	Independent Director since 2011 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Governmental Relations Human Resources/ Compensation Strategic Planning	Mr. Bowles, 67, has been a Senior Advisor to BDT Capital Partners, LLC, since January 2012 and a Senior Advisor to Carousel Capital since 2001. He was Co-Chairman of the National Commission on Fiscal Responsibility and Reform. He is currently a director of Morgan Stanley, Cousins Properties, Inc., Facebook and Belk, Inc. Mr. Bowles was President of the University of North Carolina system from 2006 to 2010, and previously served as White House Chief of Staff under President Clinton. Mr. Bowles was formerly a director of General Motors, North Carolina Mutual Life Insurance Company, Merck & Co., Inc., and VF Corporation.

Robert A. Bradway Thousand Oaks, California	Independent Director since 2011 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Governmental Relations Information Technology Strategic Planning	Mr. Bradway, 50, has been the Chief Executive Officer of Amgen, Inc., a biotechnology company, since May 2012 and Chairman of its Board of Directors since January 2013. Mr. Bradway previously served as President and Chief Operating Officer of Amgen from 2010 through 2012 and as Executive Vice President and Chief Financial Officer from 2007 to 2010.

Wesley G. Bush McLean, Virginia	Independent Director since 2012 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Governmental Relations Strategic Planning Transportation	Mr. Bush, 51, has been Chief Executive Officer and President of Northrop Grumman Corporation, a global aerospace and defense technology company, since 2010, having served previously as Northrop Grumman’s President and Chief Operating Officer from 2007 to 2009, and President and Chief Financial Officer from 2006 to 2007. Mr. Bush is a director of Northrop Grumman and was elected as Chairman of its Board of Directors in 2011.

Daniel A. Carp Naples, Florida	Independent Director since 2006 Areas of Expertise CEO/Senior Officer Governance/Board Human Resources/ Compensation Information Technology Strategic Planning Transportation	Mr. Carp, 64, served as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company from 2000 to 2005, having previously served as President and Chief Operating Officer and as a director of Eastman Kodak. He retired from Kodak at the end of 2005. He is non-executive Chairman of the Board of Delta Air Lines, Inc. and is also a director of Texas Instruments Incorporated. Mr. Carp has previously served as a director of Fifth & Pacific Cos.

Karen N. Horn Lyme, Connecticut	Independent Director since 2008 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Human Resources/ Compensation Strategic Planning	Dr. Horn, 69, has been a partner with Brock Capital Group since 2003. Dr. Horn served as president of Private Client Services and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking, Bankers Trust Company; Chair and Chief Executive Officer of Bank One, Cleveland, N.A.; President of the Federal Reserve Bank of Cleveland; Treasurer of Bell Telephone Company of Pennsylvania; and Vice President of First National Bank of Boston. Dr. Horn serves as director of T. Rowe Price Mutual Funds, Simon Property Group, Inc., and Eli Lilly and Company and as Vice Chairman of the U.S. Russia Foundation. She is a member of the Executive Committee of the National Bureau of Economic Research and the Council on Foreign Relations.

Burton M. Joyce Gulfport, Florida	Independent Director since 2003 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Human Resources/ Compensation Strategic Planning	Mr. Joyce, 71, served as Chairman of the Board of Directors of IPSCO Inc., a leading steel producer, from 2000 to 2007. Mr. Joyce previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. Mr. Joyce has previously served as a director of IPSCO Inc., Hercules Inc., Chemtura, Terra Nitrogen and Terra Industries.

Steven F. Leer St. Louis, Missouri	Independent Director since 1999 Areas of Expertise CEO/Senior Officer Environmental/Safety Governance/Board Human Resources/ Compensation Marketing Strategic Planning Transportation	Mr. Leer, 60, is a director of Arch Coal, Inc., a company engaged in coal mining and related businesses, and has served as its Executive Chairman since April 2012. Prior thereto, Mr. Leer served as Chairman of the Board of Arch Coal, Inc. from 2006 through 2012, and as its Chief Executive Officer from 1992 through 2012. He is also a director of USG Corporation.

Michael D. Lockhart Rembert, South Carolina	Independent Director since 2008 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Marketing Strategic Planning Transportation	Mr. Lockhart, 63, served as Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries, Inc., and its predecessor, Armstrong Holdings, Inc. from 2000 until his retirement in February 2010. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal, a diversified manufacturer, from September 1995 until it was acquired in 1998. He joined General Signal as President and Chief Operating Officer in 1994. From 1981 until 1994, Mr. Lockhart worked for General Electric Company in various executive capacities in GE Capital, GE Transportation, and GE Aircraft Engines. Mr. Lockhart has previously served as a director of Armstrong World Industries, Inc.

Charles W. Moorman, IV Virginia Beach, Virginia	Director since 2005 Areas of Expertise CEO/Senior Officer Environmental/Safety Governance/Board Governmental Relations Information Technology Strategic Planning Transportation	Mr. Moorman, 61, has been Chairman of Norfolk Southern since February 2006, Chief Executive Officer since November 2005 and President since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004. He is also a director of Chevron Inc.

Martin H. Nesbitt Chicago, Illinois	Independent Director since 2013 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Governmental Relations Marketing Strategic Planning	Mr. Nesbitt, 50, is the Co-Founder of The Vistria Group, a private equity firm. Mr. Nesbitt served as President and Chief Executive Officer of PRG Parking Management, LLC, an off-airport parking management company, and Managing Director of Green Courte Partners, LLC, a real estate investment firm, until 2012. Mr. Nesbitt is a director of Jones Lang LaSalle.

John R. Thompson Minnetrista, Minnesota	Independent Director since 2013 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Information Technology Marketing Strategic Planning	Mr. Thompson, 61, has been a government relations consultant for Best Buy Co., Inc., a multinational consumer electronics corporation, since October 2012. Mr. Thompson served as Senior Vice President and General Manager of BestBuy.com from 2002 through 2012. Mr. Thompson is a director of Belk, Inc.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on January 21, 2013, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent registered public accounting firm, to perform for 2013 the integrated audit of our consolidated financial statements and internal control over financial reporting.

For the years ended December 31, 2012, and December 31, 2011, KPMG billed us for the following services:

	2012	2011
Audit Fees[1]	$2,406,300	$2,525,308
Audit-Related Fees[2]	$144,511	$101,564
Tax Fees[3]	$132,295	$51,500
All Other Fees	$0	$0

1Audit Fees include fees for professional services performed by KPMG for the audit of our consolidated financial statements and internal control over financial reporting (integrated audit), the review of our consolidated financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2Audit-Related Fees principally include fees for audit-related tax services, employee benefit plan audits and audits of subsidiaries and affiliates, and other attestation services.

3 Tax Fees consist of tax advice, planning, and consulting services.

The Audit Committee requires that management obtain the prior approval from the Committee for all audit and permissible non-audit services to be provided. The Audit Committee considers and approves at each January meeting anticipated services to be provided during the year, as well as the projected fees for those services. The Audit Committee considers and pre-approves additional services and projected fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of our independent registered public accounting firm. All services rendered to us by KPMG in 2012 and 2011 were pre-approved in accordance with these procedures.

Representatives of KPMG are expected to be present at the 2013 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that stockholders vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2013, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment: Under Virginia law and under our Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers have the authority to vote their customers’ shares on the ratification of the appointment of KPMG as our independent registered public accounting firm even if they do not receive instructions as to how to vote on the matter.

ITEM 3:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are requesting that our stockholders approve, by advisory vote, the compensation of our Named Executive Officers, as such compensation is reflected in our “Compensation Discussion and Analysis” beginning on page 30 and our Executive Compensation Tables beginning on page 44. This “Say-on-Pay” vote is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). While the Say-on-Pay vote is advisory, and therefore not binding on the Board, the Compensation Committee will consider the results of any significant vote against the compensation of the Named Executive Officers and determine whether any actions are necessary or advisable to address the concerns expressed by stockholders. In accordance with the recommendation of the Corporation’s stockholders at the 2011 Annual Meeting, the Board of Directors has determined to seek a stockholder advisory vote on executive compensation annually.

Our executive compensation program has been designed by our Compensation Committee with advice from its compensation consultant. The executive compensation program is designed to align executives’ compensation with our overall business strategies, attract and retain highly qualified executives, and provide incentives that drive stockholder value. The Compensation Committee approved a mix of salary and cash and equity incentive compensation that it believes best serves the interests of the Corporation and its stockholders in achieving those objectives.

The compensation of our Named Executive Officers in 2012 consisted primarily of the following components, all as described more fully in the “Compensation Discussion and Analysis” beginning on page 30:

•	Base Salary.

•	Annual Bonus: The annual bonus paid under the Executive Management Incentive Plan is based on performance against financial, operational and service metrics.

•

Long-Term Incentive Awards: The Company’s long-term equity incentive awards under the Long-Term Incentive Plan target longer-term achievement of Corporate objectives and are designed to create an ownership culture among the executives of the Corporation. Grants under the Long-Term Incentive Plan include stock options, time-based restricted stock units and performance shares that are earned out based on achievement of Corporate objectives over a three-year performance cycle, all as more fully described in the Compensation Discussion and Analysis.

•

Retirement Plans and Programs: The Retirement Plan and Supplemental Benefit Plan of the Corporation, both as more fully described in the Compensation Discussion and Analysis, provide retirement benefits to the Corporation’s Named Executive Officers and provide the Corporation with the ability to retain key executives over a longer period.

The Board of Directors and its Compensation Committee believe the program for compensation of the Named Executive Officers is appropriately designed to support the Corporation’s goals and has an appropriate mix of cash and equity and an appropriate balance between short-term and long-term compensation. Accordingly, the Board of Directors recommends that stockholders approve the program by approving the following advisory resolution:

RESOLVED, that the stockholders of Norfolk Southern Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Corporation’s Named Executive Officers.

Vote Required to Approve Resolution: Under Virginia law and under our Restated Articles of Incorporation, actions such as the resolution on executive compensation are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers do not have the authority to vote their customers’ shares on this matter if they do not receive instructions as to how to vote on this item.

ITEM 4:	BYLAW AMENDMENT ON STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING

We are requesting that our stockholders approve an amendment to Norfolk Southern’s Bylaws (the “Special Meeting Bylaw Amendment”) that would permit holders of record of at least twenty percent (20%) of the voting power of the Corporation’s outstanding common stock to call a special meeting of stockholders by written request filed with the Corporate Secretary and otherwise in accordance with the Bylaws. Currently, Norfolk Southern’s Bylaws provide that only the Chief Executive Officer or a majority of the Board of Directors may call a special meeting of stockholders.

The presentation of this proposal reflects the Board of Directors’ belief that granting such a right to stockholders is good corporate governance. In establishing an ownership threshold of at least 20% in order for stockholders to request a special meeting, the Board believes it is striking an appropriate balance between enhancing the rights of stockholders and avoiding the costs and distractions associated with the calling of a special meeting, unless a significant group of stockholders believe that the calling of a special meeting of stockholders is warranted. Organizing and preparing for a special meeting involves significant management commitment of time and focus, and imposes substantial legal, administrative, and distribution costs. Accordingly, the Board believes that a special meeting should be held only to cover special or extraordinary events, when fiduciary, strategic, or other similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting until the next annual meeting. A 20% threshold also minimizes the risk of frequent meeting requests, potentially covering agenda items relevant only to particular constituencies as opposed to stockholders generally. We therefore believe that a threshold of 20% is appropriate and reflects the best interest of stockholders.

The Special Meeting Bylaw Amendment contains procedural and informational requirements that are intended to facilitate Norfolk Southern and stockholders receiving basic information about the meeting and to ensure, among other things, that the special meeting is not duplicative of matters that were or, in the near term, could be covered at an annual meeting. In particular, the Special Meeting Bylaw Amendment provides that: no business may be conducted at the special meeting except as set forth in the Corporation’s notice of meeting; no stockholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of the date of the next annual meeting or 30 days after the first anniversary of the previous annual meeting; a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 12 months or – in the case of director elections – 90 days before the special meeting request was received by the Secretary; a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 90 days after the special meeting request is received by the Secretary; and the requesting stockholder’s notice must include information (as specified in the amended Bylaws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made.

The complete text of Article I, Section 2 of the Bylaws, as proposed to be amended, is set forth in Appendix A. The Board of Directors has approved the Special Meeting Bylaw Amendment, subject to its approval by the Corporation’s stockholders at this Annual Meeting. Upon approval of the Corporation’s stockholders, the Special Meeting Bylaw Amendment will become effective without further action by the Board of Directors.

The Board recommends that stockholders vote FOR the Approval of the Special Meeting Bylaw Amendment.

Vote Required to Approve a Proposal: Under Virginia law and under our Restated Articles of Incorporation, proposals such as an amendment of the Bylaws are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not “cast” for this purpose.

ITEM 5:	OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2013 Annual Meeting, other than as noted elsewhere in this proxy statement. If any other proposal is properly brought before the 2013 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority and vote on any such proposal as they deem appropriate.

SUPPLEMENTAL INFORMATION

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

BENEFICIAL OWNERSHIP OF STOCK

Based solely on our records and our review of the most recent Schedule 13G filings with the SEC, the following tables show information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of our common stock, our only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc.[1] 40 East 52nd Street, New York, NY 10022	17,880,042	[1]	5.66%[1]
Common Stock	The Vanguard Group[2] 100 Vanguard Blvd., Malvern, PA 19355	16,201,884	[2]	5.12%[2]

1BlackRock, Inc. reported in its Schedule 13G filing that it beneficially owned 5.66% of our common stock as of December 31, 2012, and that as of that date it had sole voting power with respect to 17,880,042 of such shares, shared voting power with respect to none of such shares, sole investment power with respect to 17,880,042 of such shares, and shared investment power with respect to none of such shares.

2The Vanguard Group reported in its Schedule 13G filing that it beneficially owned 5.12% of our common stock as of December 31, 2012, and that as of that date it had sole voting power with respect to 544,586 of such shares, shared voting power with respect to none of such shares, sole investment power with respect to 15,660,739 of such shares, and shared investment power with respect to 541,145 of such shares.

The following table shows, as of February 18, 2013, the beneficial ownership of our common stock for:

(1)	each director and each nominee;

(2)	our principal executive officer, our principal financial officer, each of the other three most highly compensated Executive Officers, based on total compensation for 2012, and all other officers serving at the executive vice president level (collectively, the “Named Executive Officers”); and

(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of our common stock. All directors and Executive Officers as a group own approximately .82% of the total outstanding shares of our common stock.

Name	Shares of Common Stock		Name	Shares of Common Stock
Gerald L. Baliles	66,823	[1]	Charles W. Moorman, IV	789,285	[2]
Thomas D. Bell, Jr.	13,289	[1]	Martin H. Nesbitt	3,000	[1]
Erskine B. Bowles	7,661	[1]	J. Paul Reason	48,508	[1]
Robert A. Bradway	3,000	[1]	John R. Thompson	3,000	[1]
Wesley G. Bush	3,067	[1]	John P. Rathbone	257,596	[3]
Daniel A. Carp	28,742	[1]	Deborah H. Butler	128,736	[4]
Alston D. Correll	57,805	[1]	James A. Hixon	283,573	[5]
Karen N. Horn	17,761	[1]	Mark D. Manion	235,193	[6]
Burton M. Joyce	39,859	[1]	Donald W. Seale	341,926	[7]
Steven F. Leer	60,732	[1]	James A. Squires	190,316	[8]
Michael D. Lockhart	18,137	[1]

22 directors and Executive Officers as a group (including the persons named above)				2,639,502	[9]

1Includes a one-time grant of 3,000 restricted shares to each non-employee director when that director was first elected to the Board (or on January 1, 1994, if serving at that time). These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Board of Directors” caption on page 17). The amounts reported include 2,400 restricted stock units awarded pursuant to the Long-Term Incentive Plan to directors who were serving on the Board on January 22, 2013, and who have served on the Board for at least two years, qualifying them to receive the shares immediately upon leaving the Board. The amounts do not include 2,400 restricted stock units awarded to Mr. Bush and 4,455 restricted stock units awarded to Mr. Bradway, who have not served as directors for two years. The amounts reported also include restricted stock units previously held as follows: Governor Baliles, 61,423; Mr. Bell, 7,889; Mr. Bowles, 2,116; Mr. Bradway, 0; Mr. Bush, 0; Mr. Carp, 22,824; Mr. Correll, 47,405; Dr. Horn, 12,361; Mr. Joyce, 32,459; Mr. Leer, 54,132; Mr. Lockhart, 12,361; Mr. Nesbitt, 0; Admiral Reason, 42,361; and Mr. Thompson, 0. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving the Board. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units. Also includes 5,000 shares over which Mr. Correll, 1,200 shares over which Mr. Leer and 100 shares over which Admiral Reason share voting and investment power with another individual. The amounts reported also include shares credited to certain directors’ accounts in our Dividend Reinvestment Plan.

2 Includes 2,561 shares credited to Mr. Moorman’s account in our Thrift and Investment Plan; and 507,500 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days.

3 Includes 10,016 shares credited to Mr. Rathbone’s account in our Thrift and Investment Plan; and 132,473 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Rathbone has the right to acquire beneficial ownership within 60 days; and 150 shares over which Mr. Rathbone shares voting and investment power.

4Includes 1,325 shares credited to Ms. Butler’s account in our Thrift and Investment Plan; and 71,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Ms. Butler has the right to acquire beneficial ownership within 60 days.

5Includes 8,128 shares credited to Mr. Hixon’s account in our Thrift and Investment Plan; and 141,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days.

6Includes 5,957 shares credited to Mr. Manion’s account in our Thrift and Investment Plan; and 141,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Manion has the right to acquire beneficial ownership within 60 days.

7Includes 3,133 shares credited to Mr. Seale’s account in our Thrift and Investment Plan; 141,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Seale has the right to acquire beneficial ownership within 60 days.

8 Includes 137 shares credited to Mr. Squires’ account in our Thrift and Investment Plan; and 102,341 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days.

9 Includes 31,257 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 1,261,373 shares subject to stock options granted to Executive Officers pursuant to our Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; and 150 shares over which Executive Officers share voting and investment power. For officers, this amount does not include restricted stock units which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements.

The following table shows, as of February 18, 2013, the number of NS stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units of our common stock, as well as the shares of common stock (and units to be settled in shares of common stock) beneficially owned. A more detailed discussion of director compensation can be found beginning on page 22. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our stockholders because the value of the directors’ holdings fluctuates with the price of our common stock. These stock units ultimately are settled in cash.

Name	Number of NS Stock Units[1]	Number of Shares Beneficially Owned[2]	Total Number of NS Stock Units and Shares Beneficially Owned
Gerald L. Baliles	4,849	66,823	71,672
Thomas D. Bell, Jr.	0	13,289	13,289
Erskine B. Bowles	2,741	7,661	10,042
Robert A. Bradway	0	3,000	3,000
Wesley G. Bush	1,039	3,067	4,106
Daniel A. Carp	5,911	28,742	34,653
Alston D. Correll	14,321	57,805	72,126
Karen N. Horn	0	17,761	17,761
Burton M. Joyce	9,490	39,859	49,349
Steven F. Leer	28,405	60,732	89,137
Michael D. Lockhart	7,025	18,137	25,162
Martin H, Nesbitt	0	3,000	3,000
J. Paul Reason	0	48,508	48,508
John R. Thompson	0	3,000	3,000

1Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock. NS stock units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

2Figures in this column are based on the beneficial ownership that appears on page 15.

SECTION	16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of our stock to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC. Based solely on our review of copies of Forms 3, 4 and 5 available to us, or written representations that no Forms 5 were required, we believe that all required Forms concerning 2012 beneficial ownership were filed on time by all directors and Executive Officers.

BOARD OF DIRECTORS

Composition and Attendance

On February 18, 2013, our Board of Directors consisted of fifteen members. At the 2010 Annual Meeting, the Corporation’s stockholders approved an amendment to the Corporation’s Articles of Incorporation to declassify the Board of Directors. As of the date of the 2013 Annual Meeting of Stockholders, each director will stand for re-election annually. On February 13, 2013, the Board of Directors amended our Bylaws, effective February 18, 2013, to increase the number of directors from thirteen to fifteen and elected Martin H. Nesbitt and John R. Thompson to fill the resulting vacancies. Gerald L. Baliles, Alston D. Correll and J. Paul Reason will retire from the Board of Directors effective the date of this Annual Meeting, in accordance with the director retirement policy in the Corporation’s Governance Guidelines. On February 13, 2013, the Board reduced the number of directors from fifteen to twelve, effective the date of this Annual Meeting.

The Board met seven times in 2012. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, require that the non-employee members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Lead Director presides at such meetings of the outside directors. The Corporate Governance Guidelines also describe procedures for stockholders and other interested parties who wish to contact the outside directors. The Corporate Governance Guidelines are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board of Directors has determined that having Mr. Moorman hold both the position of Chief Executive Officer and the position of Chairman is in the best interest of the Corporation and its stockholders. This structure allows for consistency of leadership of the Board of Directors and of management and reflects the depth of knowledge Mr. Moorman has regarding the business of the Corporation. The Board leadership structure also includes the position of “Lead Director.” The directors whom the Board has determined are independent directors vote at the Board’s organizational meeting following the Annual Meeting of Stockholders or at such other time as they deem appropriate to select an independent director to serve as “Lead Director” of the Board. The Lead Director presides at all meetings of the Board at which the Chairman is not present, including meetings of the outside directors, which are generally scheduled for every Board meeting. The Lead Director serves as a liaison between the Chairman and the outside directors and reviews Board meeting agendas and meeting schedules and such other information to be sent to the Board as he or she determines is necessary or appropriate under the circumstances. The Lead Director may also call meetings of the outside directors. Mr. Correll has served as Lead Director of the Corporation since the date of the 2011 Annual Meeting.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders, which is that, to the extent possible, each director is expected to attend the Annual Meeting of Stockholders. All of our then current directors attended the 2012 Annual Meeting of Stockholders.

The Board has approved and adopted The Thoroughbred Code of Ethics which applies to all directors, officers and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents, as well as the Corporate Governance Guidelines, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of the Corporate Governance Guidelines, The Thoroughbred Code of Ethics or Code of Ethical Conduct for Senior Financial Officers by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The Corporation’s Bylaws require that in an uncontested election of directors, a director shall be elected by a majority of votes cast. Any incumbent director who is not re-elected shall promptly tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. The Governance and Nominating Committee of the Board of Directors will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Qualifications of Directors and Nominees

The directors of Norfolk Southern Corporation have diverse backgrounds and provide experience and expertise in a number of critical areas to the company. The Governance and Nominating Committee considers the particular experience, attributes and qualifications of directors standing for re-election and potential nominees for election as well as the needs of the Board of Directors as a whole and its individual committees.

The Governance and Nominating Committee has identified ten areas of expertise that are particularly relevant to the Corporation and has identified the directors whose key areas of expertise qualify them for each of the listed categories. The categories identified by the Governance and Nominating Committee are:

CEO/Senior Officer—Experience working as a CEO or Senior Officer of a major public or private company or non-profit entity.

Environmental and Safety—A thorough understanding of safety and environmental issues and transportation industry regulations.

Finance and Accounting—Senior executive level experience in financial accounting and reporting, auditing, corporate finance and/or internal controls.

Governance/Board—Prior or current experience as a board member of a major organization (private, public or non-profit).

Governmental Relations—Experience in or a strong understanding of the workings of government and public policy on a local, state and national level.

Human Resources and Compensation—Senior executive level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive level employees and incentive based compensation programs.

Information Technology—Senior executive level or board experience with information technology issues for a major public, private or non-profit entity.

Marketing—Senior executive level experience in marketing combined with a strong working knowledge of Norfolk Southern’s markets, customers and strategy.

Strategic Planning—Senior executive level experience in strategic planning for a major public, private or non-profit entity.

Transportation—Extensive knowledge and experience in the transportation industry, either as a senior executive of a transportation or logistics company or as a senior executive of a customer of a transportation company.

Each director’s biography includes a listing of the areas of expertise where each director or nominee is most skilled. In addition, the table below summarizes the particular attributes that led the Governance and Nominating Committee to nominate each individual as a director of the Corporation.

	Bell	Bowles	Bradway	Bush	Carp	Horn	Joyce	Leer	Lockhart	Moorman	Nesbitt	Thompson
CEO/Senior Officer	X	X	X	X	X	X	X	X	X	X	X	X
Environmental and Safety								X		X
Finance and Accounting		X	X	X		X	X		X		X
Governance/Board	X	X	X	X	X	X	X	X	X	X	X	X
Governmental Relations	X	X	X	X						X	X	X
Human Resources and Compensation	X	X			X	X	X	X
Information Technology			X		X					X		X
Marketing	X							X	X		X	X
Strategic Planning	X	X	X	X	X	X	X	X	X	X	X	X
Transportation				X	X			X	X	X

In addition to these specific categories, the Governance and Nominating Committee considers a number of other factors in considering director candidates, including board dynamics, reputation of potential nominees, recommendations of director search firms, and how the nominee will contribute to the diversity of the Board. More information on qualifications for potential directors is contained in Norfolk Southern’s Corporate Governance Guidelines posted under the Investors tab on our website. Norfolk Southern Corporation defines diversity as the collective mixture of similarities and differences that impact our workforce, workplace and marketplace. The Governance and Nominating Committee also views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives and experiences. The Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time. More information on Norfolk Southern’s diversity principles and philosophy can be found on our website in the “Employees” section under “Diversity” at www.nscorp.com.

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, stockholder or officer of an organization that has a relationship with Norfolk Southern). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. Under the standards, an individual director is “independent,” unless the Board determines otherwise, if none of the following relationships exists between Norfolk Southern and the director:

•

the director is, or has been within the last three years, an employee, or an immediate family member of the director is, or has been within the last three years, an Executive Officer of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•

(a) the director is a current partner or employee of a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries, (b) the director has an immediate family member who is a current partner of such a firm, (c) the director has an immediate family member who is a current employee of such a firm and personally works on Norfolk Southern’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Norfolk Southern’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;

•

the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time. These standards, as set forth in this proxy statement, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board has determined that all current directors other than Mr. Moorman satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. Mr. Moorman serves as our Chairman, President and Chief Executive Officer and, therefore, is not an independent director. In making the foregoing independence determinations, our Board of Directors considered each of the following transactions, relationships and arrangements we had with members of our Board, none of which exceeded our categorical independence standards or were sufficiently material as to require disclosure under Item 404(a) of Regulation S-K:

•

We provided transportation services to, received coal royalties and rental payments from, and paid freight claims and contract refunds to, Arch Coal, Inc. in the ordinary course of business during 2012. Mr. Leer is the Executive Chairman of the Board of Arch Coal.

•	We subscribed to and are listed in a transportation manual provided by a subsidiary of Carousel Capital during 2012. Mr. Bowles is a Senior Advisor to Carousel Capital.

•	We provided transportation services to Northrop Grumman Corporation in the ordinary course of business during 2012. Mr. Bush is Chairman of the Board and Chief Executive Officer of Northrop Grumman.

Retirement Policy

Under our Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 72nd birthday.

Compensation

2012 Non-Employee Director Compensation Table1

Name (a)	Fees Earned or Paid in Cash[2] ($) (b)	Stock Awards[3] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (f)	All Other Compensation ($)[5] (g)	Total ($) (h)
Gerald L. Baliles[6]	110,000	154,413	0	0	0	39,431	303,844
Thomas D. Bell, Jr.	90,000	154,413	0	0	0	41,662	286,075
Erskine B. Bowles	90,000	154,413	0	0	0	64,162	308,575
Robert A. Bradway	90,000	154,413	0	0	0	43,668	288,081
Wesley G. Bush	90,000	211,275	0	0	0	30,000	331,275
Daniel A. Carp	110,000	154,413	0	0	0	36,662	301,075
Alston D. Correll[6]	140,000	154,413	0	0	2,349	54,162	350,924
Karen N. Horn	90,000	154,413	0	0	0	29,412	273,825
Burton M. Joyce	110,000	154,413	0	0	0	29,162	293,575
Steven F. Leer	90,000	154,413	0	0	7,560	35,862	287,835
Michael D. Lockhart	90,000	154,413	0	0	0	29,162	273,575
J. Paul Reason[6]	90,000	154,413	0	0	0	32,162	276,575

1Mr. Moorman received no compensation for Board or committee service in 2012 and will not receive compensation for Board or committee service in 2013. Therefore, neither this table nor the narrative which follows contain compensation information for Mr. Moorman. For compensation information for Mr. Moorman, see “Executive Compensation” on page 30 of this proxy statement. Mr. Nesbitt and Mr. Thompson joined the Board on February 18, 2013. Because Mr. Nesbitt and Mr. Thompson received no compensation for Board or Committee service in 2012, they are not included in this table.

2 Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.

3For all directors other than Mr. Bush, represents the full grant date fair value computed in accordance with FASB ASC Topic 718 of the 2,055 restricted stock units granted on January 26, 2012 pursuant to our Long-Term Incentive Plan. For Mr. Bush, this amount represents the full grant date fair value of the 3,000 restricted shares granted to him upon joining the Board of Directors. As of December 31, 2012, each director held 3,000 restricted shares and the directors held restricted stock units in the following amounts: Gov. Baliles, 61,423; Mr. Bell, 7,889; Mr. Bowles 2,116; Mr. Bradway 2,116; Mr. Bush, 0; Mr. Carp, 22,284; Mr. Correll, 47,405; Dr. Horn,12,361; Mr. Joyce, 32,459; Mr. Leer, 54,132; Mr. Lockhart, 12,361; and Adm. Reason, 42,361. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units.

4Represents the amounts by which 2012 interest accrued on fees deferred prior to 2001 by the non-employee directors under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

5 Includes (i) the dollar amounts we contributed to charitable organizations on behalf of the following directors pursuant to our matching gifts program as follows: Gov. Baliles, $10,269; Mr. Bell, $12,500; Mr. Bowles, $35,000; Mr. Bradway, $14,506; Mr. Bush, $30,000; Mr. Carp, $7,500; Mr. Correll, $25,000; Dr. Horn, $250; Mr. Leer, $6,700; and Adm. Reason, $3,000, and (ii) each director’s proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program. Because a director must serve on our Board for one year prior to becoming eligible for the Directors’ Charitable Award Program, no portion of this cost was allocated to Mr. Bush. For further discussion of the Directors’ Charitable Award Program, see the narrative discussion below.

6Messrs. Baliles and Correll and Admiral Reason will retire from the Board of Directors effective the date of this Annual Meeting.

Narrative to Non-Employee Director Compensation Table

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

The Compensation Committee and the Board of Directors determine the annual compensation of non-employee directors each year. The Committee consults with its compensation consultant on the compensation program and reviews benchmarking and survey information to determine whether changes are advisable. The Committee reviews both a comparison to the market amount of compensation paid to directors serving on boards of similar companies and reviews the allocation of this compensation between cash retainer and equity grants. In general, the Compensation Committee and the Board seek to make any changes to non-employee director compensation in a gradual and incremental fashion.

Retainer and Fees.    In 2012, each member of the Board of Directors received a quarterly retainer for services of $12,500 and a quarterly fee of $10,000 for serving on at least two committees, plus expenses incurred in connection with attendance at Board meetings. Directors who served as committee chairpersons received an additional quarterly fee of $5,000 for such service, and the Lead Director received an additional quarterly fee of $12,500.

Directors’ Deferred Fee Plan.    A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. However, for amounts deferred on or after January 1, 1992 and prior to January 1, 1994, the fixed interest rate was as follows: under age 45, 13%; age 45-54, 14%; age 55-60, 15%; and over age 60, 16%. Amounts set forth in the table above represent the extent to which these rates exceed 120% of the applicable federal long-term rate. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are “phantom” units whose value is measured by the market value of shares of our common stock, but the units ultimately will be settled in cash, not in shares of our common stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10 or 15 years. Five directors elected to defer compensation that would have been payable in 2012 into the Directors’ Deferred Fee Plan.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Restricted Stock Plan.    Each non-employee director receives a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, restricted stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the restricted stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) the day after the director ceases to be a director because of disability or retirement. These shares will be forfeited if a non-employee director does not retire in accordance with the terms of the plan.

Long-Term Incentive Plan.    Each of the Corporation’s then current non-employee directors was granted 2,055 restricted stock units effective January 26, 2012. Each restricted stock unit represents the economic equivalent of one share of our common stock, and will be settled in shares of our common stock rather than cash. These restricted stock units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Long-Term Incentive Plan. Stock units in each director’s memorandum account are credited with dividend equivalents as dividends are paid on our common stock, and the amount credited is converted into additional restricted stock units, including fractions thereof, based on the mean of the high and low trading prices of our common stock on the dividend payment date. We anticipate that, from time to time, non-employee directors will be granted additional restricted stock units in an amount sufficient to assure that their total annual compensation for services is competitive.

Upon leaving the Board, a director will receive the value of the restricted stock units in this memorandum account in shares of our common stock either in a lump sum distribution or in ten annual distributions, in accordance with an election made by each director. Restricted stock unit awards made after 2010 are subject to retention until the director ceases to serve as a director, with a minimum three-year restriction period measured from the award date. If a director leaves while restricted stock unit awards are still subject to the restriction period, such restricted stock units will be distributed in accordance with the director’s prior distribution election as each restriction period expires.

Directors’ Charitable Award Program.    Each director is entitled to nominate up to five tax-exempt institutions to receive, in the aggregate, up to $500,000 from Norfolk Southern following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports, in part, our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund some of the charitable contributions made under the Program out of general corporate assets, and some of the charitable contributions with proceeds from life insurance policies we have purchased on some of the directors’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon directors’ deaths, we receive these life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the Program. Our cost of the life insurance premiums under the Program is partially offset by tax deductions we take from making the charitable contributions. We allocate a proportional share of the cost of maintaining these policies during 2012 to each director eligible for the Directors’ Charitable Award Program in the above table under “All Other Compensation,” regardless of whether we purchased a life insurance policy with respect to each particular director.

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the Program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Physical Examinations. Each non-employee director is entitled to reimbursement for a physical examination, up to $10,000 per calendar year. The CEO and the Executive Vice Presidents also are eligible for such reimbursement. See pages 42 and 45 of the “Executive Compensation” section of this proxy statement. Some of our directors were reimbursed for physical examinations during 2012, but because the cost of these physicals, together with other perquisites or other personal benefits, did not exceed $10,000 for any non-employee director, these amounts do not appear in the 2012 Non-Employee Director Compensation Table.

Risk Oversight

The Board of Directors is responsible for the oversight of the Corporation’s risk management efforts. While the full Board of Directors is ultimately responsible for this oversight function, the Governance and Nominating Committee has been delegated authority to recommend procedures and processes for the Board’s risk oversight function. Currently the Governance and Nominating Committee considers a mapping of the Corporation’s risk and assigns oversight responsibilities for specific risks to the Board of Directors and the committees of the Board. In addition, in accordance with applicable regulations and its charter, the Audit Committee periodically considers major financial risks of the Corporation. Finally, the Compensation Committee considers major compensation related risks of the Corporation. Management in charge of particular areas of risk for the Corporation provides presentations, information and updates on risk management efforts as requested by the Board or a Board committee.

Committees

Each year, not later than at its organizational meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members to its committees. In May 2012, the Board appointed members to the Executive Committee, the Governance and Nominating Committee, the Finance Committee, the Audit Committee and the Compensation Committee. The charter of each of the committees, approved by the Board of Directors, requires that it evaluate its performance at least annually, considering such issues as its effectiveness, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate. Copies of these committee charters are available on our website in the “Investors” section under “Corporate Governance” at www.nscorp.com. Any stockholder may request printed copies of one or more of the committee charters by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The Executive Committee met three times in 2012; its current members are Charles W. Moorman, Chair, Gerald L. Baliles, Daniel A. Carp, Alston D. Correll and Burton M. Joyce. When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board. The Executive Committee is governed by a written charter last adopted by the Board effective November 27, 2012.

The Governance and Nominating Committee met six times in 2012; its current members are Alston D. Correll, Chair, Daniel A. Carp, Karen N. Horn, Steven F. Leer, J. Paul Reason and John R. Thompson (who joined the Committee on February 18, 2013). All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 20). The Governance and Nominating Committee is governed by a written charter last adopted by the Board effective November 24, 2009. This committee’s duties include:

•	recommending to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy on the Board;

•	recommending to the Board qualified individuals to be elected as our officers;

•	recommending the adoption of and any amendments to our Corporate Governance Guidelines;

•	monitoring legislative developments relevant to us and overseeing efforts to affect legislation and other public policy;

•	overseeing our political contributions;

•	overseeing our charitable giving;

•	monitoring our relations with stockholders;

•	monitoring corporate governance trends and practices and making recommendations to the Board of Directors concerning corporate governance issues; and

•	recommending to the Board of Directors procedures and processes for the Board’s oversight of the Corporation’s risk management program.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a stockholder, director, member of management or consultant retained for that purpose, and recommends nominees to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all stockholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;

•

have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;

•	be able to represent all of our stockholders in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Any such recommendation should include:

•

biographical information on the candidate, including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience;

•	a description of any relationship between the candidate and the recommending stockholder;

•	a statement requesting that the Board consider nominating the individual for election as a director;

•	written consent of the proposed candidate to being named as a nominee; and

•	proof of the recommending stockholder’s stock ownership.

Recommendations by stockholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219. To ensure that the Governance and Nominating Committee will have adequate time to consider all candidates, stockholder recommendations must be received no later than November 20, 2013, in order to be considered for nomination for election at the 2014 Annual Meeting of Stockholders.

A stockholder may directly nominate an individual for election as director instead of (or in addition to) recommending a candidate for the Governance and Nominating Committee’s consideration. Unless required by SEC regulations, stockholder nominees will not appear in our proxy statement or on the proxy card for the annual meeting. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on our website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

The Finance Committee met five times in 2012; its current members are Gerald L. Baliles, Chair, Thomas D. Bell, Jr., Erskine B. Bowles, Robert A. Bradway, Wesley G. Bush (who joined the Committee on February 27, 2012), Burton M. Joyce, Michael D. Lockhart, and Martin H. Nesbitt (who joined the Committee on February 18, 2013). The Finance Committee is governed by a written charter last adopted by the Board effective November 23, 2010. This committee’s duties include:

•	developing guidelines and overseeing implementation of policies concerning our capital structure; and

•	reviewing and evaluating tax and treasury matters and financial returns of our transactions.

The Compensation Committee met four times in 2012; its current members are Daniel A. Carp, Chair, Gerald L. Baliles, Erskine B. Bowles, Wesley G. Bush (who joined the Committee on February 27, 2012), Alston D. Correll and Steven F. Leer. All members of the Compensation Committee are independent (see information under “Director Independence” on page 20). The Compensation Committee is governed by a written charter last adopted by the Board effective November 27, 2012. This committee’s duties include:

•

considering and making recommendations to the Board concerning the compensation levels, plans and programs for the directors, Chief Executive Officer and those officers whose annual salaries are fixed by the Board;

•

reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and considering and recommending to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•	considering the results of any shareholder advisory vote on executive compensation in connection with its review of the executive compensation strategy, plans and programs of the Corporation;

•

considering and making recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan, long-term incentive plan or other executive compensation plan, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan;

•	overseeing the design of our employee retirement plans;

•

making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate; and

•

overseeing disclosures under the Compensation Discussion and Analysis (“CD&A”) on executive compensation as required by the SEC to be included in the annual proxy statement or annual report on Form 10-K and producing a Compensation Committee Report indicating that it has reviewed and discussed the CD&A with management and approved its inclusion in the annual proxy statement.

The Compensation Committee makes all salary recommendations to the independent members of the Board of Directors for the Chief Executive Officer and, based on the Chief Executive Officer’s individual performance evaluations, to the Board of Directors for all other Board-elected officers. The Compensation Committee also makes long-term incentive compensation awards to directors and makes recommendations to the full Board of Directors on all other elements of director compensation. In setting such compensation for the directors and the Chief Executive Officer, the Compensation Committee considers the recommendations of the compensation consultant.

The Compensation Committee has engaged Pay Governance to assist it in making compensation recommendations and decisions and otherwise fulfilling its duties under its charter. The Committee annually requests that Pay Governance assess our compensation and employee benefit arrangements, particularly those relevant to our directors and Executive Officers, and advise it whether any changes would be recommended in order to ensure that our compensation arrangements with our directors and Executive Officers are appropriate. The Committee has directed that the assessment include comparisons of our existing compensation arrangements to those of the other Class I railroads and American corporations of comparable size. During the Compensation Committee’s 2012 review of the directors’, the Chief Executive Officer’s and other management’s compensation levels, the Committee considered the advice they received from Pay Governance; however, the Committee was responsible for deciding or for making final recommendations to the Board as to the form and amount of our compensation programs.

In January 2013 the Compensation Committee considered whether Pay Governance had any conflicts of interest in its service as the Committee’s compensation consultant, as defined by the applicable rules of the New York Stock Exchange and the SEC. Based on information presented by Pay Governance and information provided by management, the Committee determined that Pay Governance has no such conflict of interest.

The Audit Committee met nine times in 2012; its current members are Burton M. Joyce, Chair, Thomas D. Bell, Jr., Robert A. Bradway, Karen N. Horn, Michael D. Lockhart, Martin H. Nesbitt (who joined the Committee on February 18, 2013), J. Paul Reason and John R. Thompson (who joined the Committee on February 18, 2013). The Board has determined that all current members of the Audit Committee are independent (see information under “Director Independence” on page 20) and satisfy all additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the SEC, and no member of the Audit Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined by SEC rules.

The Audit Committee is governed by a written charter last adopted by the Board effective November 24, 2009. This committee’s duties include:

•	assisting Board oversight of the accuracy and integrity of our financial statements, financial reporting process and internal control systems;

•

engaging an independent registered public accounting firm (subject to stockholder ratification) based on an assessment of their qualifications and independence, and pre-approving all fees associated with their engagement;

•	evaluating the efforts and effectiveness of our independent registered public accounting firm and Audit and Compliance Department, including their independence and professionalism;

•	facilitating communication among the Board, the independent registered public accounting firm, our financial and senior management and our Audit and Compliance Department;

•	assisting Board oversight of our compliance with applicable legal and regulatory requirements; and

•	preparing the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

AUDIT COMMITTEE REPORT

Before our Annual Report on Form 10-K for the year ended December 31, 2012 was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2012.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

2012 Members of the Audit Committee

Burton M. Joyce, Chair

Thomas D. Bell, Jr., Member

Robert A. Bradway, Member

Karen N. Horn, Member

Michael D. Lockhart, Member

J. Paul Reason, Member

TRANSACTIONS WITH RELATED PERSONS

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have adopted a written policy to prohibit related person transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee possesses delegated authority to act between Audit Committee meetings. The Audit Committee, or the Chair, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

•	the size of the transaction and the amount of consideration payable to the related person(s);

•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% stockholder, in the transaction; and

•	whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related person transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2012 were Daniel A. Carp, Chair, Gerald L. Baliles, Erskine B. Bowles, Wesley G. Bush, Alston D. Correll, and Steven F. Leer. None of the foregoing members has ever been employed by Norfolk Southern, and no such member had, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2012 Compensation Highlights

For 2012, the Compensation Committee of our Board of Directors (which we will refer to as the “Committee”) made the following key changes to executive compensation, all as more fully described in this Compensation Discussion and Analysis:

•

Compared compensation to two key competitors to strengthen Norfolk Southern’s competitive pay position. After considering this market-based comparison, the Committee reallocated the compensation mix to increase base salary and annual bonus opportunity, while maintaining a consistent level of total direct compensation.

•	Replaced pre-tax net income with operating income as a bonus metric, and increased the percentage of annual bonus that is tied to this metric to 50%.

•

Increased performance standards for the portions of the bonus based on the operating ratio and composite service measures, and set the new operating income metric at a level requiring increased performance over the prior year to meet target payout.

•

Targeted a bonus payout of 67%, and Norfolk Southern achieved a below-target bonus payout of 59.7%. Although Norfolk Southern exceeded its targeted goal for the composite service measure, the targeted financial goals for operating income and operating ratio were not met which resulted in the below-target payout.

•

Continued to grant, as in past years, long-term incentive awards consisting of options, restricted stock units, and performance shares, all of whose ultimate value is based on shareholder return. The value of performance shares is also affected by the amount earned, which is tied to achievement of disclosed goals for total stockholder return, return on average invested capital and operating ratio.

•	Awarded CEO compensation that is targeted 77% at risk and tied to established corporate performance goals and 68% of which is aligned with shareholder returns.

•

Continued to engage with shareholders on matters concerning executive compensation and make changes to our compensation programs as a result of such engagement, which changes included eliminating prospective tax gross-up payments for senior executives, and imposing a dollar cap on the bonus payable to an individual executive.

The Committee believes that the above-described compensation program changes were necessary to provide a competitive pay for performance package that continues to incentivize our Executive Officers to maximize long-term shareholder value while also promoting retention.

Objectives of Compensation Program

Norfolk Southern’s primary objective with respect to executive compensation is to design compensation programs which will:

•	Align executives’ compensation with overall business strategies;

•	Attract and retain highly qualified executives; and

•	Provide incentives that drive stockholder value.

The Committee is responsible for developing and maintaining appropriate compensation programs for our Executive Officers, including our Named Executive Officers.

In order to enhance the Committee’s ability to carry out these responsibilities effectively, as well as ensure that Norfolk Southern maintains strong links between executive pay and performance, the Committee:

•	Reviews management recommendations with respect to compensation decisions.

•

Reviews the Chief Executive Officer’s individual performance evaluations of Executive Officers and discusses such performance assessments with the Chief Executive Officer on an annual basis and recommends any compensation adjustments to the Board of Directors for approval.

•	Has retained Pay Governance as an independent compensation consultant.

To show the compensation comparison between the Chief Executive Officer and our executive vice presidents (collectively, the “Named Executive Officers”), Norfolk Southern has chosen to report compensation for all of its executive vice presidents in the compensation tables in this proxy statement and to discuss their compensation in this Compensation Discussion and Analysis section.

Management Recommendations

The Chief Executive Officer and the Executive Vice President-Administration provide recommendations to the Committee on any adjustments to compensation for the Named Executive Officers, other than the Chief Executive Officer. Such adjustments are based on each individual’s performance, level of responsibility, and time in position. In addition, the Chief Executive Officer and Executive Vice President-Administration provide recommendations to the Committee on adjustments to compensation to address retention needs, performance goals, internal and market pay equity, overall corporate performance, and general economic conditions. Pay Governance makes recommendations to the Committee on any adjustments to compensation for the Chief Executive Officer, and the Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

Use of Compensation Consultant

The Committee engaged Pay Governance to provide executive compensation consulting services to the Committee during 2012. Pay Governance does not provide services to Norfolk Southern other than services provided directly to the Committee. Pay Governance provides requested reports and information to the Committee and attends Committee meetings at the Committee’s request. For 2012, the Committee engaged Pay Governance to (1) conduct a market pay assessment of Norfolk Southern’s compensation levels relative to both the competitive market and Norfolk Southern’s compensation philosophy, including identifying and reviewing market benchmark positions and compensation comparison data, (2) assist Norfolk Southern with the development of long-term incentive grant guidelines for the officer and management groups, based on Pay Governance’s competitive pay assessment and long-term incentive competitive market data, (3) conduct an assessment of Norfolk Southern’s non-employee directors’ compensation package relative to competitive market practices, (4) review emerging trends and issues in executive compensation with the Committee and discuss the implications for Norfolk Southern, and (5) provide certain additional executive compensation consulting services as may be requested by the Committee. In conducting the market pay assessment, Pay Governance reviews with the Committee parameters for the selection of peer group companies and compiles compensation data for the peer group. The Committee uses this information as a starting point for its compensation decisions.

Compensation Policies

In setting compensation for the Named Executive Officers, the Committee:

•

Considers comparative market data, gathered by the compensation consultant, from other North American Class I railroads as a guideline. In aggregate, the Committee targets a range from the 50th to the 65th percentile for Named Executive Officers’ total direct compensation (i.e., total cash compensation plus the expected value of long-term incentive awards) compared to the peer group.

•	Considers current salary levels, targeted bonus opportunities and the value of long-term incentive awards at the time the awards were made.

•	Considers expected corporate performance and general economic conditions.

•	Does not consider amounts realized from prior performance-based or stock-based compensation awards when setting the current year’s target total direct compensation,

regardless of whether such amounts realized may have resulted in a higher or a lower payout than targeted in prior years. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with such purpose.

The Committee monitors the continuing appropriateness of the peer group. Beginning in 2011, the Committee selected a peer group for the Named Executive Officers consisting of the other North American Class I railroads. The Committee selected this peer group because Norfolk Southern is increasingly in competition with the other North American Class I railroads for key executive talent. As a result, the Committee determined that reference to the pay levels at the other North American Class I railroads was the most relevant comparator for the Named Executive Officers. For 2012, the Committee determined it would compare against individual companies in the peer group as well as a peer group as a whole. The Committee used this comparison because it views CSX and Union Pacific as more direct competitors for executive talent than the Canadian railroads or the comparatively smaller Kansas City Southern. BNSF Railway’s compensation was not considered for 2012 because its executive compensation data is not publicly available, and individual company data was required for the Committee’s 2012 analysis. Therefore, the publicly traded North American Class I railroads that make up the peer group companies for 2012 (“Peer Group Companies”) are:

Canadian National Railway	CSX	Union Pacific
Canadian Pacific Railway	Kansas City Southern

The Committee applies its executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for the Chief Executive Officer, the executive vice president level, and executives at lower management levels within the Corporation. In setting the Chief Executive Officer’s compensation, the Committee applies the policies described above and, in particular, strives to balance comparative market data for chief executive officers of Peer Group Companies with its goal to provide meaningful incentive opportunities earned on the basis of performance which contributes to delivering stockholder returns. In considering comparative market data for the Chief Executive Officer, the Committee also considers experience. In addition, the Committee looks at executives at the executive vice president level and considers the appropriate compensation differential between the Chief Executive Officer and the executive vice presidents. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher variable or “at-risk” component than that of other executives.

Consideration of Stockholder Advisory Vote on Compensation

At Norfolk Southern’s 2012 Annual Meeting of Stockholders, the Corporation’s stockholders voted on a non-binding advisory resolution on the compensation provided to the Corporation’s Named Executive Officers, as reported in the Compensation Discussion and Analysis and executive compensation tables in the Corporation’s 2012 proxy statement. Approximately 94% of voting stockholders approved that resolution, excluding abstentions and shares that were not voted. The Committee viewed the results of the advisory vote as demonstrating broad shareholder support for our current executive compensation program. Given the results of the stockholder advisory vote and the Committee’s ongoing review of the Corporation’s compensation programs, the Committee believes that the Corporation’s existing compensation programs effectively align the interests of the Named Executive Officers with the Corporation’s long-term goals. While the stockholder vote on compensation is advisory in nature, the Board and Compensation Committee will carefully consider the results of any such vote in future compensation decisions.

Shareholder Engagement

The Corporation regularly engages with its stockholders on matters of interest to stockholders as a whole, including executive compensation issues. In response to these discussions, the Committee and the Board of Directors have made several changes in the executive compensation program and plans.

Tax Gross-up Payments

In 2012, the Board of Directors adopted a policy providing that the Corporation not make or promise to make to its senior executives any tax gross-up payments, except as provided pursuant to existing contractual obligations or a plan, policy or arrangement applicable to Norfolk Southern’s nonagreement employees generally. In January 2013, the Corporation entered into amendments to its change-in-control agreements with the Named Executive Officers to eliminate tax gross-up payments provided under the agreements.

Pledging; Hedging

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction. Certain Executive Officers maintain securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Norfolk Southern common stock, may have been pledged as collateral security for the repayment of any debit balances in the accounts. None of Norfolk Southern’s Executive Officers have otherwise pledged or hedged Norfolk Southern’s securities.

In response to stockholder concerns, the Board of Directors adopted a policy in January 2013, effective immediately, to prohibit the Corporation’s Executive Officers from entering into pledging or hedging transactions or positions regarding the Corporation’s securities.

Executive Management Incentive Plan Cap

In addition, in April 2012, the Corporation amended the Executive Management Incentive Plan to provide that bonuses paid to any executive under the plan will not exceed the lesser of three tenths of one percent of the Corporation’s income from railway operations for the incentive year or ten million dollars. Bonuses paid under the Executive Management Incentive Plan had not exceeded this cap, but the Committee and Board of Directors adopted this limit in response to concerns expressed by its stockholders.

Benchmark for Chief Executive Officer’s Total Direct Compensation

In January 2013, the Committee changed its policy for setting compensation for the Chief Executive Officer to target the 50th percentile of comparative market data for total direct compensation, rather than targeting a range from the 50th to 65th percentile.

Compensation Components

Overview

The Committee strives to create a compensation program that provides our Named Executive Officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation, so as to directly link executives’ compensation to the Corporation’s financial performance and thus align their interests with those of our shareholders. Norfolk Southern’s total compensation for its Named Executive Officers is thus weighted heavily toward performance-based incentive compensation rather than base salary, with the result that a substantial portion of 2012 target executive compensation aligns with shareholder interests and is “at-risk”.

Norfolk Southern’s executive compensation programs for 2012 are designed so that, at target levels of performance, total direct compensation for Named Executive Officers is in approximately the 50th to 65th percentile as compared to the Peer Group Companies. Total direct compensation consists of salary, annual bonus, and long-term incentives. The greater the level of an executive’s responsibility, the higher the proportion of his or her compensation which is at risk. In establishing compensation for the different executive levels, the Committee strives to provide internal pay equity across each level so that executives occupying positions at a similar level and having a similar level of responsibility, such as executive vice presidents, receive similar total direct compensation.

The Committee considers what proportion of total direct compensation should be paid annually as base salary, as total cash compensation (salary plus bonus) and as long-term compensation. This allocation is based in part on comparison to the compensation mix of the Peer Group Companies. In prior years the Committee benchmarked base salary and total cash compensation for Peer Group Companies and set targets for each as a percentile. For 2012, the Committee determined that it would benchmark Executive Officers’ total direct compensation as the best measure of the Corporation’s competitiveness with Peer Group Companies, rather than set a specific target for each component of compensation. While the Committee will consider benchmarked (and/or averaged, particularly where the sample size is small) base salary, total cash compensation and long-term compensation for the Peer Group Companies as a whole or for individual Peer Group Companies, the Committee will not establish targeted percentiles for the components of total direct compensation. The Committee believes this approach targets a competitive level of total direct compensation, while also allowing the Committee the flexibility to consider market practices, internal pay equity, and our history of salary and bonus adjustments in determining the compensation component mix. This allocation is re-evaluated annually.

For 2012, the Committee reviewed the compensation paid to the Chief Executive Officer in 2011 and determined that the base salary and total cash compensation paid to the Chief Executive Officer were lower than the average base salaries and total cash compensation paid to the chief executive officers of the Peer Group Companies. The Committee further noted that the Chief Executive Officer’s base salary and annual bonus were significantly lower when compared with CSX and Union Pacific, which are the two companies that the Committee views as the most direct competitors with Norfolk Southern for executive talent. Similarly, the Committee reviewed the compensation paid to the executive vice presidents in 2011 and determined that the executive vice presidents had relatively low total cash compensation as compared to the Peer Group Companies, and that the executive vice presidents’ annual bonuses were significantly lower as compared with the annual bonuses at CSX and Union Pacific.

To better align the compensation mix with those of the Peer Group Companies, while maintaining an overall target for total direct compensation of approximately the 50th to 65th percentile as compared to the Peer Group Companies, the Committee decided to raise salaries and bonus opportunities for all of the Named Executive Officers in 2012, as further discussed below under “Salaries” and “Annual Bonus”. As a result, for 2012, the portion of total direct compensation awarded as cash compensation was approximately 29% for Mr. Moorman and 45% for the other Named Executive Officers, and the portion of total direct compensation awarded as long-term incentive compensation was approximately 71% for Mr. Moorman and 55% for the other Named Executive Officers.

The Committee further considers the portion of total direct compensation which is to be awarded as long-term compensation (including both the fixed and the at-risk portions) and how the long-term piece of compensation should be allocated among stock options, performance shares, and restricted stock units. This allocation is based on general market practices, compensation trends, governance practices, and business issues facing Norfolk Southern. In making this determination, the Committee takes into account the potential dilutive effect of stock-based awards and the burn rate of such awards, including guidance on these measures from proxy advisory services, and further considers the purpose behind each element of long-term compensation and how the allocation among these elements will contribute to its overall compensation policies. The Committee does not target comparative market data in making this allocation decision. For 2012, the Committee retained the same mix of awards as were granted in 2011.

The Committee considers where the resulting total direct compensation, valued at the time of the award, falls within the targeted 50th to 65th parameter. This comparison is based on salary for the upcoming year, an estimated 67% earn-out for the bonus, an estimated 50% earn-out for performance share units awarded for the upcoming year, a binomial model valuation for stock options, and an estimated fair market value for restricted stock units. The value of long-term incentive compensation is based on the estimated fair market value of Norfolk Southern’s stock at the time the award is approved by the Committee.

Total direct compensation awarded for 2012 for Mr. Moorman was positioned at the 51st percentile as compared to the Peer Group Companies, and therefore within the targeted 50th to 65th parameter. Total direct compensation awarded for 2012 to the executive vice presidents was positioned at the 48th percentile as compared to the Peer Group Companies, and therefore was within a reasonable range of the target.

The Committee may adjust compensation for any executive based on individual performance or to align with the Corporation’s compensation objectives. In particular, the Committee may reduce certain compensation that is based on corporate performance (such as the annual bonus or performance shares), and may reduce or increase certain compensation that is not based on corporate performance (such as the number of restricted stock units awarded). The Committee determined in 2013 that the individual performance of all Named Executive Officers for 2012 met or exceeded expectations and therefore did not make any adjustments to compensation on the basis of individual performance.

Salaries

The Committee reviews the Named Executive Officers’ base salaries annually and makes adjustments from time to time to realign salaries with market levels, after taking into account individual performance and experience, or for other circumstances. As described above, after undertaking this review in November 2011, the Committee recommended increases to each of the Named Executive Officers’ base salaries beginning in 2012. The Board of Directors adopted the Committee’s recommendation and approved an increase in the Chief Executive Officer’s base salary to $1,000,000, and an increase in the base salary for each of the executive vice presidents to $600,000, with the increases effective in January 2012. Before this increase, the base salary for the Chief Executive Officer and executive vice presidents was last increased in 2008, other than salary adjustments for individual executive vice presidents who were transitioning into their positions in recent years.

Annual Bonus

Each of our Named Executive Officers participates in Norfolk Southern’s Executive Management Incentive Plan (“EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. Each year, the Committee establishes a maximum bonus opportunity for each Named Executive Officer. This opportunity is expressed as a percentage of base salary and is determined using a variety of relevant factors including but not limited to the competitive landscape reflected by the Peer Group Companies.

For 2012, the Committee established a maximum bonus opportunity for Mr. Moorman of 250% of his base salary, and a maximum bonus opportunity for each of the executive vice presidents of 145% of his or her base salary. The maximum annual award that each Named Executive Officer is eligible to receive is not the amount expected to be paid to an executive, but is instead the highest amount that the Committee may award as performance-based compensation while preserving deductibility under Section 162(m) of the Internal Revenue Code. The Committee has no discretion to increase the bonus payout above the maximum bonus opportunity under the EMIP. The Committee chose these maximum opportunities to permit flexibility in the event of unusual and exceptional circumstances, and their expectation, absent such circumstances, was to approve payouts that correspond to a 225% opportunity for Mr. Moorman and a 135% opportunity for executive vice presidents to more closely align with market pay positions. As described earlier, the Committee targeted 67% of the 225% and 135% opportunities.

After the end of the performance year 2012, the Committee did not make any adjustments to the bonus payout based on individual performance and approved bonus payouts to Mr. Moorman based on a 225% opportunity and to the executive vice presidents based on a 135% opportunity. The bonus amounts paid for 2012 and reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table are based on the formula described below applied to these bonus opportunities.

Under EMIP, each participant has an opportunity to earn a bonus amount that is contingent upon achieving the relevant performance goals. The performance goals for 2012 were based 50% on operating income, 35% on operating ratio and 15% on a composite of three service measures, consisting of adherence to operating plan, connection performance, and train performance (which we will refer to as the “composite service measure”). Each metric is based on objective performance targets, and the composite service measure is based on goals for each of the three individual service measures. The composite service measure is comprised of 30% for adherence to operating plan, 30% for connection performance and 40% for train performance. The portions of the bonus based on operating income, operating ratio and the composite service measure each vest independently, so it is possible to earn a bonus by achieving the threshold on only one of these metrics. The Committee selected these metrics for 2012 because it believed that use of such metrics best reflects railroad management effectiveness and thereby enhances stockholder value. In anticipation of improved business conditions in 2012, the Committee raised the performance standards for operating ratio and for the composite service measure for 2012 as compared with performance goals established in 2011 to drive improved performance in service, and implemented an operating income target which reflected growth expectations over 2011.

For 2012, the Committee set the following threshold, target and maximum payouts:

•	if Norfolk Southern achieved only one of each threshold performance measure listed below, then a threshold payout of:

—	0.02% at an operating income of $1.5 billion, or

—	0.31% at an operating ratio of 77.9%, or

—	4.5% at a composite service measure of 72%

•	a targeted payout of 67% for an operating income of $3.63 billion, an operating ratio of 69.6% and a composite service measure of 77%, and

•

a maximum payout of 100% if Norfolk Southern achieved an operating income equal to or in excess of $3.8 billion, an operating ratio equal to or lower than 69.0%, and a composite service measure equal to or in excess of 80.0%.

The dollar amounts corresponding to the above-listed threshold, target and maximum bonus opportunities for each of the Named Executive Officers can be found in the Grants of Plan-Based Awards Table.

For each of the three performance goals, the Committee sets targets and resulting payouts at regular intervals between the threshold, target and maximum. The final bonus percentage is calculated using a weighted average of the payouts for each performance measure as shown below:

Operating Income (billions)		Operating Ratio		Composite Service Measure
50%		35%		15%
OI	Payout	OR	Payout	CSM	Payout
$3.800	100%	69.0%	100%	80.0%	100%
$3.760	92%	69.1%	92%	79.2%	92%
$3.720	84%	69.3%	84%	78.4%	84%
$3.680	76%	69.5%	76%	77.6%	76%
$3.630	67%	69.6%	67%	77.0%	67%
$3.350	60%	70.6%	60%	76.0%	60%
$3.070	52%	71.6%	52%	75.0%	52%
$2.790	45%	72.6%	45%	74.0%	45%
$2.510	37%	73.6%	37%	73.0%	37%
$2.250	30%	74.6%	30%	72.0%	30%
$1.500	0%	78.0%	0%	<72.0%	0%

Actual results for the year were applied to each schedule to determine the earned 2012 award, as detailed below:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Operating Income (billions)	$3.124	53.54%	50%	26.77%
Operating Ratio	71.7%	51.3%	35%	17.96%
Composite Service Measure	83.1%	100%	15%	15.00%
Total (rounded)				59.7%

Long-Term Incentive Awards

Norfolk Southern believes that the most effective means to encourage long-term performance by our Named Executive Officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment and other long-term awards which vest on achievement of pre-determined performance goals. The Committee believes that the use of long-term incentive compensation for executives reinforces their focus on the importance of returns to stockholders, promotes achievement of long-term performance goals, and encourages executive retention.

The 2012 long-term incentive awards resulted in an award allocation of approximately 25% as stock options, 13% as restricted stock units, and 62% as performance shares. For 2012 awards, Executive Officers are required by contract to reimburse Norfolk Southern for amounts distributed under these plans in the event of a restatement due to material noncompliance with the financial reporting requirements of the federal securities laws during the performance period. In addition, executives are required not to engage in competing employment as a condition to receiving the 2012 award.

Stock Options.    Norfolk Southern believes that use of options provides it with the ability to retain key employees and at the same time increase stockholder value since the value of the options is only realized if Norfolk Southern’s stock price increases from the date on which the options are granted. For 2012, the Committee maintained the option vesting period at four years to encourage retention of key employees and awarded dividend equivalent payments on options during the four-year vesting period.

Since 1989, Norfolk Southern has granted stock options annually at the regularly scheduled January meeting of the Committee, with the exception of employees hired in connection with the Conrail transaction in 1999. The Committee approves all option grants and set the option price based on a long-standing pricing practice. Under this long-standing practice, the Board of Directors approves year-end financial results at its January meeting, and Norfolk Southern typically releases such results after market close later that day. Also at the January meeting, the Committee sets effective date of the grant as the first day of the trading window during which executives are permitted to trade in Norfolk Southern’s securities and following the release of Norfolk Southern’s financial results, thereby establishing a prospective effective date to price the options. Options are priced on the effective date of the grant at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant. The Long-Term Incentive Plan prohibits repricing of outstanding stock options without the approval of stockholders.

Performance Shares.    Norfolk Southern uses performance shares to reward the achievement of performance goals over a three-year period. Performance goals are established at the time of grant for three equally weighted criteria: Return on Average Invested Capital, a total stockholder return measure, and operating ratio. For performance shares, vesting of 1/3 of the shares is based on Return on Average Invested Capital, which Norfolk Southern believes is an indicator important to stockholders of a capital-intensive company such as Norfolk Southern. Return on Average Invested

Capital for this purpose is calculated by dividing Norfolk Southern’s pre-tax income (adjusted to exclude interest expense and bonus accruals) by the average of Norfolk Southern stockholders’ equity plus debt due after one year as measured at the end of each year in the three-year period. Vesting of an additional 1/3 of the shares is based on Norfolk Southern’s total stockholder return as compared with the stockholder return of the other publicly traded North American Class I railroads, with a threshold measure based on a comparison of Norfolk Southern’s stockholder return to the S&P 500, with each stockholder return measurement reflecting the return over the entire three-year period. The Committee adopted this metric beginning with the 2011-2013 cycle; for the 2010-2012 cycle, this component was instead based on Norfolk Southern’s stockholder return as compared solely to the S&P 500. The Committee adopted the current performance criteria for total stockholder return as compared to the North American Class I Railroads to better align these awards with the Corporation’s results relative specifically to its railroad industry peers. Vesting of the remaining 1/3 of the shares is based on the average operating ratio over a three-year performance period. Each 1/3 of performance shares granted vests independently of the other 2/3 and their respective performance metrics. Norfolk Southern believes that the use of the three metrics described above promotes the enhancement of stockholder value and efficient utilization of corporate assets.

In setting the performance targets for the 2012-2014 cycle, the Committee considered the performance targets for the 2011-2013 and 2010-2012 cycles and the earn-out percentages for prior years’ performance share awards. For the 2012-2014 cycle, the Committee maintained the performance targets from the 2011-2013 cycle, because the Committee believed the targets continued to provide appropriate incentives. Before 2012, the Committee last raised the performance target for Operating Ratio and revised the performance targets for Total Shareholder Return in 2011, and last raised the performance targets for Return on Average Invested Capital in 2007.

For the 2010-2012 performance cycle, the performance criteria and resulting earn-out percentages are as follows:

Performance Metric	Three Year Average	% of PSUs Earned 2010-2012
Total Stockholder Return (“TSR”) vs. S&P 500	≥90th	100%
	80th	88%
	70th	75%
	60th	63%
	50th	50%
	40th	40%
	30th	30%
	≤25th	0%

Return on Average Invested Capital (“ROAIC”)	≥20%	100%
	19%	90%
	18%	80%
	17%	70%
	16%	60%
	15%	50%
	14%	40%
	13%	20%
	<13%	0%

Operating Ratio (“OR”)	≤68%	100%
	73%	75%
	78%	50%
	83%	25%
	>83%	0%

The earned award for the 2010-2012 performance shares was determined as follows:

Performance Metric	Performance	% of Award Earned
Total Stockholder Return (“TSR”) vs. S&P 500	46.9%	46.9%
Return on Average Invested Capital (“ROAIC”)	18.2%	82.0%
Operating Ratio (“OR”)	71.6%	82.0%
Total (sum of % of Award Earned divided by 3 for one-third weighting of each of the components)		70.3%

For the 2011-2013 and 2012-2014 performance cycles, the performance criteria and resulting earn-out percentages are as follows:

Performance Metric		% of PSUs Earned 2011-2013, 2012-2014
NS Three-Year Total Stockholder Return (“TSR”) vs. North American Class I RRs#	1st	100%
	2nd	75%
	3rd	50%
	4th	25%*
	5th	0%*
*Minimum 40% earnout if NS TSR > median S&P 500 TSR for 3-year period
#Ranking will disregard any Class I RR that is not publicly traded

Three-Year Average Return on Average Invested Capital (“ROAIC”)	≥20%	100%
	19%	90%
	18%	80%
	17%	70%
	16%	60%
	15%	50%
	14%	40%
	13%	20%
	<13%	0%

Three-Year Average Operating Ratio (“OR”)	≤67%	100%
	70%	75%
	74%	50%
	78%	25%
	>78%	0%

For the 2012-2014 performance shares, Norfolk Southern used a 50% earn-out assumption to value the award for market comparison purposes.

Restricted Stock Units.    Norfolk Southern believes that the use of time-based restricted stock units serves as a key retention tool for keeping valued members of management. For 2012, Norfolk Southern granted restricted stock units which vest on the fifth anniversary of the date of grant, which settle in whole shares of Norfolk Southern common stock and which units are not forfeited upon retirement, disability or death.

Retirement Plans and Programs

Norfolk Southern believes that its Retirement Plan and Supplemental Benefit Plan provide it with the ability to retain key employees over a longer period. Norfolk Southern sponsors a qualified defined benefit pension plan that provides a benefit based on age, service and a percentage of final average compensation. Norfolk Southern also sponsors a non-qualified supplemental benefit plan that provides a retirement benefit for salary or bonus that is deferred, restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans and may be used to provide enhanced retirement benefits for certain executives. In addition to supporting the goal to retain key employees, Norfolk Southern believes that the supplemental benefit plan also recognizes, rewards and encourages contributions by its key employees and maintains internal equity by ensuring that benefit levels are based on compensation levels that reflect the relative contribution of each participant. Further information on the Retirement Plan and Supplemental Benefit Plan may be found in the Narrative to Pension Benefits Table on page 52.

Norfolk Southern maintains the Executives’ Deferred Compensation Plan (the “EDCP”) for the benefit of the Named Executive Officers and certain other employees. The purpose of the EDCP is to provide executives with the opportunity to defer compensation and earnings until retirement or another specified date or event. The type of compensation eligible for deferral includes base salary and the annual bonus. Further information on the EDCP may be found in the Narrative to Nonqualified Deferred Compensation Table on page 54.

Other Benefits and Perquisites

Norfolk Southern provides the Named Executive Officers with certain health and welfare benefits, a tax-qualified 401(k) plan, and certain other perquisites which Norfolk Southern believes are necessary to retain Executive Officers and to enhance their productivity. The value of perquisites is considered as part of the total compensation package when other elements are evaluated.

Norfolk Southern’s Board of Directors has directed and requires the Chairman, President and Chief Executive Officer, and his family and guests when appropriate, to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. Norfolk Southern believes that such use of the corporate aircraft promotes its best interests by ensuring the immediate availability of this officer and by providing a prompt, efficient means of travel and in view of the need for security in such travel. For the same reasons, Norfolk Southern’s Board of Directors has determined that the Chairman, President and Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes which further the business interests of Norfolk Southern and when the aircraft is not otherwise needed for business use. Such non-business use by other employees and their guests is infrequent. Other perquisites include executive physicals, personal use of company facilities, certain approved spousal travel, and tax preparation services. Norfolk Southern discontinued tax gross-up payments on all perquisites for Executive Officers in 2009, and the provision of company cars and club dues for the Chairman, President and Chief Executive Officer and the Executive Vice Presidents was discontinued in 2008 (except for the chief marketing officer, who is reimbursed for club dues on memberships which further the business interests of Norfolk Southern).

Norfolk Southern believes that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Norfolk Southern’s executive compensation program has been carefully considered in light of the applicable tax rules. Section 162(m) of the Internal Revenue Code generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per executive officer in any year. However, limited exceptions to Section 162(m) apply with respect to performance-based compensation. In order to allow deductibility of the annual bonus and certain long-term incentive awards, Norfolk Southern amended the Long-Term Incentive Plan and Executive Management Incentive Plan in 2010 with stockholder approval to permit the continued grant of performance-based compensation that meets the requirements of Section 162(m) under those plans. However, Norfolk Southern believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. Norfolk Southern reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its stockholders.

Change-in-Control Agreements

Norfolk Southern entered into change-in-control agreements during 1996 at a time of consolidation in the rail industry. The agreements were intended to provide certain economic protections to executives in the event of a termination of employment following a change-in-control of Norfolk Southern and to keep management intact and focused on the best interests of Norfolk Southern and its shareholders without the distraction of possible job and income loss. The Committee continues to believe that the agreements are reasonable and appropriate. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. We believe this “double trigger” maximizes stockholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination (or constructive termination) of employment of management. In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval. The change-in-control agreements were revised in 2008 to comply with Section 409A of the Internal Revenue Code but did not enhance or increase benefits provided under the agreements as they existed prior to the revisions. In January 2013, the Corporation entered into amendments to its change-in-control agreements with the Named Executive Officers to eliminate tax gross-up payments provided under the agreements. A detailed description of the benefits provided under the change-in-control agreements may be found under the section Change-in-Control Agreements on page 55.

Share Ownership Guidelines

Norfolk Southern’s Board of Directors has established as part of its Corporate Governance Guidelines the following ownership guidelines for shares of Norfolk Southern stock for its directors and Executive Officers:

Position	Minimum Value
Directors	5 times annual retainer

Chairman, President and Chief Executive Officer	5 times annual salary

Executive Vice Presidents	3 times annual salary

Senior Vice Presidents and Vice Presidents	1 times annual salary

For directors, Norfolk Southern common stock, restricted stock, stock equivalents held in Norfolk Southern’s dividend reinvestment plan, and deferred and restricted stock units held in Norfolk Southern’s Long-Term Incentive Plan or under the Directors’ Deferred Fee Plan count toward this requirement. For Executive Officers, Norfolk Southern common stock and stock equivalents held in Norfolk Southern’s 401(k) plan, dividend reinvestment plan and through share retention agreements are counted toward these requirements, but unexercised stock options or unvested equity awards do not count. Directors and officers may acquire such holdings over a five-year period. All directors and officers currently meet this guideline or are expected to meet the guideline within the five-year grace period.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While Norfolk Southern does not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, Norfolk Southern, in evaluating such circumstances, would have discretion to take all actions necessary to protect the interests of stockholders up to and including actions to recover such incentive awards. The performance share awards include a clawback provision to permit the recovery of performance share awards following a material restatement of Norfolk Southern’s financial results. Similarly, the Executive Management Incentive Plan includes a clawback provision to permit recovery of bonuses as a result of any material noncompliance with any financial reporting requirement under the securities laws. Both the Long-Term Incentive Plan and the Executive Management Incentive Plan further allow for the reduction, forfeiture or recoupment of any award as may be required by law.

Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by or paid to each Named Executive Officer during 2012 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2012. The table also sets forth information regarding the fiscal 2011 and 2010 compensation. As described in the Compensation Discussion and Analysis section of this proxy statement, we are reporting compensation during 2012 for all our officers with positions at or above the level of executive vice president.

Name and Principal Position (a)	Year (b)	Salary[2] ($) (c)	Bonus ($) (d)	Stock Awards[3] ($) (e)	Option Awards[3] ($) (f)	Non- Equity Incentive Plan Compen- sation[2] ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings[4] ($) (h)	All Other Compen- sation[5] ($) (i)	Total ($) (j)
Charles W. Moorman, IV	2012	1,000,000	0	5,368,302	1,811,840	1,343,250	2,924,375	217,310	12,665,077
Chairman, President and Chief Executive Officer	2011	950,000	0	5,334,831	1,847,580	1,320,500	3,340,021	123,834	12,916,766
	2010	950,000	0	3,914,529	2,085,750	1,181,800	2,705,649	124,818	10,962,546

John P. Rathbone[1]	2012	600,000	0	1,269,565	429,120	483,570	1,063,450	72,585	3,918,290
Executive Vice President- Finance and Chief Financial Officer	2011	500,000	0	1,253,896	422,940	434,400	945,062	88,167	3,644,465
	2010	500,000	0	916,252	491,310	388,750	755,209	60,325	3,111,846

Deborah H. Butler	2012	600,000	0	1,269,565	429,120	483,570	1,767,170	64,500	4,613,925
Executive Vice President- Planning and Chief Information Officer	2011	500,000	0	1,253,896	422,940	434,400	1,268,173	83,309	3,962,718
	2010	500,000	0	916,252	491,310	388,750	809,441	57,384	3,163,137

James A. Hixon	2012	600,000	0	1,269,565	429,120	483,570	1,282,374	66,041	4,130,670
Executive Vice President-Law and Corporate Relations	2011	500,000	0	1,253,896	422,940	434,400	935,128	72,072	3,618,436
	2010	500,000	0	916,252	491,310	388,750	637,630	63,054	2,996,996

Mark D. Manion	2012	600,000	0	1,269,565	429,120	483,570	1,669,726	26,140	4,478,121
Executive Vice President and Chief Operating Officer	2011	500,000	0	1,253,896	422,940	434,400	1,259,920	41,329	3,912,485
	2010	500,000	0	916,252	491,310	388,750	877,134	35,306	3,208,752

Donald W. Seale	2012	600,000	0	1,269,565	429,120	483,570	1,681,260	61,077	4,524,592
Executive Vice President and Chief Marketing Officer	2011	500,000	0	1,253,896	422,940	434,400	1,256,085	46,867	3,914,188
	2010	500,000	0	916,252	491,310	388,750	859,680	42,317	3,198,309

James A. Squires[1]	2012	600,000	0	1,269,565	429,120	483,570	952,248	44,755	3,779,258
Executive Vice President- Administration	2011	500,000	0	1,253,896	422,940	434,400	627,771	63,676	3,302,683
	2010	500,000	0	916,252	491,310	388,750	399,285	52,854	2,748,451

1Effective August 1, 2012, John P. Rathbone became Executive Vice President-Finance and Chief Financial Officer, and James A. Squires became Executive Vice President-Administration. Previously their roles were reversed.

2 Represents salary and non-equity incentive plan compensation earned during 2010, 2011 and 2012 received on a current or deferred basis.

3Represents the full grant date fair value computed in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation.” For Performance Share Units, the full grant date fair value is determined consistent with the estimated full cost to be recognized over the three-year performance period, determined as of January 31 following the grant date under FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. For the grant date fair value of only those awards granted to the Named Executive Officers in 2012, see the Grants of Plan-Based Awards Table on page 46. The value of the Stock Awards reported in column (e), assuming the highest level of performance would be achieved, is as follows:

Year	C. W. Moorman	J. P. Rathbone	D. H. Butler	J. A. Hixon	M. D. Manion	D. W. Seale	J. A. Squires
2012	$6,687,460	$1,577,940	$1,577,940	$1,577,940	$1,577,940	$1,577,940	$1,577,940
2011	$6,650,970	$1,568,625	$1,568,625	$1,568,625	$1,568,625	$1,568,625	$1,568,625
2010	$6,208,800	$1,456,680	$1,456,680	$1,456,680	$1,456,680	$1,456,680	$1,456,680

4Of these amounts for 2012, the following represent the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under our Retirement Plan and Supplemental Benefit Plan during 2012: Mr. Moorman, $2,912,805, Mr. Rathbone, $1,019,551, Ms. Butler, $1,759,378, Mr. Hixon, $1,272,566, Mr. Manion, $1,626,493, Mr. Seale, $1,622,859, and Mr. Squires, $952,248. The remainder of the amounts shown in this column for 2012 represent the amounts by which 2012 interest accrued on salary and bonuses deferred by them under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

5For each Named Executive Officer, the amount for 2012 includes (i) perquisites as set forth in the table below, (ii) matching contributions to our Thrift and Investment Plan of $8,575 for all Named Executive Officers, and (iii) premiums paid on individually owned executive life insurance policies as follows: for Mr. Moorman, $17,899, Mr. Rathbone, $11,009, Ms. Butler, $12,567, Mr. Hixon, $11,056, Mr. Manion, $11,444, Mr. Seale, $10,075, and Mr. Squires, $9,576. For the following Named Executive Officers, the figure also includes amounts we contributed to charitable organizations on their behalf pursuant to our matching gifts programs: for Mr. Moorman, $39,492, Mr. Rathbone, $50,000, Ms. Butler, $36,750, Mr. Hixon, $40,000, Mr. Seale, $18,684, and Mr. Squires, $25,500. For Mr. Moorman, the amount also includes his proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program.

Perquisites for our Named Executive Officers during 2012 consisted of the following:

	Use of Corporate Aircraft ($)	Tax Preparation and Financial Planning ($)	Use of Corporate Facilities ($)	Annual Physicals ($)	Spousal/ Guest Meals & Travel ($)	Gifts ($)	Total ($)
C. W. Moorman	116,919	0	0	3,800	389	899	122,007

J. P. Rathbone	0	1,600	1,098	0	0	128	2,826

D. H. Butler	0	2,000	0	4,000	283	150	6,433

J. A. Hixon	0	0	2,340	3,800	0	95	6,235

M. D. Manion	0	2,000	390	3,300	0	256	5,946

D. W. Seale	13,463	2,000	106	3,800	3,618	581	23,568

J. A. Squires	0	0	390	0	389	150	929

Perquisites also included participation in the Executive Accident Plan, for which there was no aggregate incremental cost. All perquisites are valued on the basis of aggregate incremental cost to us. With regard to personal use of company aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs. Use of corporate aircraft includes use by the Named Executive Officers as permitted by resolution of the Board of Directors.

2012 Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Committee Action Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options[5] (#) (j)	Exercise or Base Price of Option Awards[6] ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[7] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles W. Moorman, IV	01/23/12	01/23/12	500	1,507,500	2,500,000
	01/26/12	01/23/12				5,133	38,500	77,000				4,466,622
	01/26/12	01/23/12							12,000			901,680
	01/26/12	01/23/12								76,000	75.14	1,811,840

John P. Rathbone	01/23/12	01/23/12	180	542,700	870,000
	01/26/12	01/23/12				1,200	9,000	18,000				1,044,145
	01/26/12	01/23/12							3,000			225,420
	01/26/12	01/23/12								18,000	75.14	429,120

Deborah H. Butler	01/23/12	01/23/12	180	542,700	870,000
	01/26/12	01/23/12				1,200	9,000	18,000				1,044,145
	01/26/12	01/23/12							3,000			225,420
	01/26/12	01/23/12								18,000	75.14	429,120

James A. Hixon	01/23/12	01/23/12	180	542,700	870,000
	01/26/12	01/23/12				1,200	9,000	18,000				1,044,145
	01/26/12	01/23/12							3,000			225,420
	01/26/12	01/23/12								18,000	75.14	429,120

Mark D. Manion	01/23/12	01/23/12	180	542,700	870,000
	01/26/12	01/23/12				1,200	9,000	18,000				1,044,145
	01/26/12	01/23/12							3,000			225,420
	01/26/12	01/23/12								18,000	75.14	429,120

Donald W. Seale	01/23/12	01/23/12	180	542,700	870,000
	01/26/12	01/23/12				1,200	9,000	18,000				1,044,145
	01/26/12	01/23/12							3,000			225,420
	01/26/12	01/23/12								18,000	75.14	429,120

James A. Squires	01/23/12	01/23/12	180	542,700	870,000
	01/26/12	01/23/12				1,200	9,000	18,000				1,044,145
	01/26/12	01/23/12							3,000			225,420
	01/26/12	01/23/12								18,000	75.14	429,120

1Consistent with past practice, the Committee made all equity awards to directors and executive officers effective on the day after a full trading day has elapsed following the release of our fiscal year financial results. Because the meeting at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. See page 30 of our Compensation Discussion and Analysis section for further discussion of our equity award grant practices.

2These awards were made pursuant to our Executive Management Incentive Plan (“EMIP”) and were earned upon the achievement of certain performance goals established by the Committee for the fiscal year ended December 31, 2012. For a discussion of these performance goals, see page 30 of our Compensation Discussion and Analysis section included in this proxy statement. The Committee targeted a payout of 67% in 2012 in setting the annual performance goals for EMIP incentive awards, and using a bonus opportunity equal to 225% of salary for Mr. Moorman and 135% of salary for the remaining Named Executive Officers. Consequently, the target amounts in this column assume that the Named Executive Officers earned 67% of the maximum potential EMIP awards that they could have earned using these bonus opportunities. The threshold amounts assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. For 2012, the bonus payout was calculated based on a bonus opportunity equal to 225% of salary for Mr. Moorman and 135% of salary for the remaining Named Executive Officers. The Named Executive

Officers earned 59.7% of these EMIP awards based on our performance during 2012. These bonus amounts are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

3These amounts represent grants of performance share units made pursuant to our Long-Term Incentive Plan (“LTIP”). These performance share units will be earned over the performance cycle ending December 31, 2014. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Committee targets a payout of 50% in setting the performance goals for performance share unit awards. Consequently, the target amounts assume that the Named Executive Officers will earn 50% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units. Our Named Executive Officers actually earned 70.3% of their maximum potential performance share unit awards for the performance cycle ended December 31, 2012, based on our performance during the three-year period ended December 31, 2012.

4These amounts represent grants of restricted stock units made under LTIP. For a discussion of the material terms of these awards, see the narrative discussion which follows this table.

5 These stock options (of which the first 1,330 granted to each Named Executive Officer are incentive stock options and the remainder are non-qualified stock options) were granted as of January 26, 2012, and are exercisable as of January 26, 2016. Dividend equivalent payments are paid in cash to active employees on unvested options for four years in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock.

6 The Committee granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. The closing price was lower than the average price on the date of grant, so the exercise price shown is the average price on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the optionee for at least six months preceding the date of exercise) valued on the date of exercise.

7 Amounts represent the full grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For awards that entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our Long-Term Incentive Plan (“LTIP”), as last approved by stockholders in 2010, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and performance share units to directors, officers and other key employees of Norfolk Southern and its subsidiaries. The Compensation Committee or any other Committee of the Corporation’s Board of Directors that is authorized to grant awards under LTIP has sole discretion (except as the Committee may have delegated to the Chief Executive Officer) to:

•	interpret LTIP;

•	select LTIP participants;

•	determine the type, size, terms and conditions of awards under LTIP;

•	authorize the grant of such awards; and

•	adopt, amend and rescind rules relating to LTIP.

Except for capital adjustments such as stock splits, the exercise price of a stock option granted under LTIP may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification or replacement is approved by our stockholders. Receipt of an award under LTIP in 2012 was made contingent upon the participant’s execution of a non-competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” within a period of time following retirement.

The Committee met to approve the 2012 option grants on January 23, 2012. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2011, the Committee made these grants effective January 26, 2012. See page 30 of our Compensation Discussion and Analysis section for further discussion of our equity award grant practices. These options become exercisable as of January 26, 2016, or if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the participant’s retirement or death. Dividend equivalent payments are paid in cash to active employees on unvested options for four years in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise.

The restricted stock units awarded in 2012 are subject to a five-year restriction period and will be settled in shares of our common stock. Dividend equivalent payments are paid in cash on restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2012, the award cycle began on January 1, 2012 and ends December 31, 2014. Under the 2012 performance share unit awards, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for earning up to one-third of the total number of performance share units granted (with each one-third portion vesting independent of the other portions): (1) three-year average return on average invested capital, (2) three-year average operating ratio, and (3) total return to stockholders measured at the end of the three-year period. A more detailed discussion of these performance criteria can be found beginning on page 30 of our Compensation Discussion and Analysis section included in this proxy statement. Performance share units that are earned will be distributed in whole shares of our common stock.

For 2012, awards to our Named Executive Officers under the Executive Management Incentive Plan (“EMIP”) were paid based on our performance relative to the following pre-determined criteria: operating income, operating ratio, and a composite of three service measures, consisting of adherence to operating plan, connection performance and train performance. The performance standards relative to these criteria were established by the Committee in January 2012. A more detailed discussion of these performance criteria can be found on page 30 of our Compensation Discussion and Analysis included in this proxy statement.

The Committee set Mr. Moorman’s 2012 incentive opportunity at 250% of his 2012 base salary, and the remaining Named Executive Officers’ at 145% of their 2012 base salaries. However, in applying the 59.7% bonus earnout, the Committee approved payouts that corresponded to a 225% opportunity for Mr. Moorman and a 135% opportunity for the remaining Named Executive Officers, as further described under Annual Bonus in the Compensation Discussion and Analysis section. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the Compensation Discussion and Analysis section beginning on page 30 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End 2012

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[5] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[6] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[7] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[6] (j)
C. W. Moorman	45,000				34.100	01/27/2015	109,000	6,740,560	112,577	6,961,762
	75,000				49.425	01/26/2016
	125,000				49.555	01/24/2017
	125,000				50.740	01/23/2018
		137,500	[1]		38.705	01/28/2019
		112,500	[2]		47.760	01/28/2020
		83,000	[3]		62.745	01/26/2021
		76,000	[4]		75.140	01/25/2022

J. P. Rathbone	4,541				22.020	01/29/2014	27,000	1,669,680	26,636	1,647,170
	2,932				34.100	01/27/2015
	20,000				49.425	01/26/2016
	34,000				49.555	01/24/2017
	34,000				50.740	01/23/2018
		37,000	[1]		38.705	01/28/2019
		26,500	[2]		47.760	01/28/2020
		19,000	[3]		62.745	01/26/2021
		18,000	[4]		75.140	01/25/2022

D. H. Butler	34,000				50.740	01/23/2018	27,000	1,669,680	26,636	1,647,170
		37,000	[1]		38.705	01/28/2019
		26,500	[2]		47.760	01/28/2020
		19,000	[3]		62.745	01/26/2021
		18,000	[4]		75.140	01/25/2022

J. A. Hixon	16,000				34.100	01/27/2015	27,000	1,669,680	26,636	1,647,170
	20,000				49.425	01/26/2016
	34,000				49.555	01/24/2017
	34,000				50.740	01/23/2018
		37,000	[1]		38.705	01/28/2019
		26,500	[2]		47.760	01/28/2020
		19,000	[3]		62.745	01/26/2021
		18,000	[4]		75.140	01/25/2022

M. D. Manion	16,000				34.100	01/27/2015	27,000	1,669,680	26,636	1,647,170
	20,000				49.425	01/26/2016
	34,000				49.555	01/24/2017
	34,000				50.740	01/23/2018
		37,000	[1]		38.705	01/28/2019
		26,500	[2]		47.760	01/28/2020
		19,000	[3]		62.745	01/26/2021
		18,000	[4]		75.140	01/25/2022

D. W. Seale	16,000				34.100	01/27/2015	27,000	1,669,680	26,636	1,647,170
	20,000				49.425	01/26/2016
	34,000				49.555	01/24/2017
	34,000				50.740	01/23/2018
		37,000	[1]		38.705	01/28/2019
		26,500	[2]		47.760	01/28/2020
		19,000	[3]		62.745	01/26/2021
		18,000	[4]		75.140	01/25/2022

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[5] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[6] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[7] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[6] (j)

J. A. Squires	4,541				22.020	01/29/2014	27,000	1,669,680	26,636	1,647,170
	9,000				34.100	01/27/2015
	6,800				49.425	01/26/2016
	11,000				49.555	01/24/2017
	34,000				50.740	01/23/2018
		37,000	[1]		38.705	01/28/2019
		26,500	[2]		47.760	01/28/2020
		19,000	[3]		62.745	01/26/2021
		18,000	[4]		75.140	01/25/2022

1These options vest on January 29, 2013.

2These options vest on January 29, 2014 or, if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the date of retirement or death.

3These options vest on January 27, 2015 or, if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the date of retirement or death.

4 These options vest on January 26, 2016 or, if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the date of retirement or death.

5The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units:

Name	1/24/13	1/29/14	1/29/15	1/27/16	01/26/17
C. W. Moorman	30,000	35,500	17,500	14,000	12,000
J. P. Rathbone	7,000	10,000	4,000	3,000	3,000
D. H. Butler	7,000	10,000	4,000	3,000	3,000
J. A. Hixon	7,000	10,000	4,000	3,000	3,000
M. D. Manion	7,000	10,000	4,000	3,000	3,000
D. W. Seale	7,000	10,000	4,000	3,000	3,000
J. A. Squires	7,000	10,000	4,000	3,000	3,000

6These values are based on the $61.84 closing market price of our common stock on December 31, 2012.

7These amounts represent (i) grants of performance share units made in 2011 pursuant to the Long-Term Incentive Plan (“LTIP”) that will be earned out over the three-year period ending December 31, 2013, and (ii) grants of performance share units made in 2012 pursuant to LTIP that will be earned out over the three-year period ending December 31, 2014. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, in accordance with the SEC requirements for this table, the number of performance share units disclosed is determined by reporting performance based on achieving threshold performance goals, except that if performance during the last completed fiscal years over which performance is measured has exceeded the threshold, then the disclosure is based on the next highest performance measure (target or maximum) that exceeds the last completed fiscal years over which performance is measured. In accordance with this rule, the number of performance share units shown by each Named Executive Officer for these grants is 64.7% for the grants of performance share units made in 2011, and 68.9% for the grants of performance share units made in 2012, which represents the actual percentage achieved for each completed year in the performance period for the Return on Average Invested Capital and Operating Ratio metrics, the maximum percentage that can be earned for each of these metrics for each uncompleted year in the performance period, and the threshold percentage that can be earned for the Total Shareholder Return metric over the three-year performance period. Grants of performance share units will be distributed in whole shares of common stock.

Option Exercises and Stock Vested in 2012

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)[1] (c)	Number of Shares Acquired on Vesting (#)[2] (d)	Value Realized on Vesting ($)[2] (e)
C. W. Moorman	25,459	1,342,719	104,088	6,694,835

J. P. Rathbone	10,000	532,040	25,630	1,659,120

	25,459	1,293,546
	13,068	506,111

D. H. Butler	0	0	20,380	1,271,131

J. A. Hixon	5,459	281,029	25,630	1,659,120
	5,000	258,001
	5,000	262,400
	10,000	519,800
	4,541	184,819

M. D. Manion	0	0	25,630	1,659,120

D. W. Seale	4,541	252,116	25,630	1,659,120
	25,459	1,308,661

J. A. Squires	3,095	120,086	21,380	1,345,034

1Represents the difference between the average of the high and low of the market price(s) of the underlying common stock on the day of exercise and the exercise price of the option(s).

2 Represents the aggregate number of (1) restricted stock units that vested and were distributed during fiscal 2012, multiplied by the average of the high and low of the market price of the underlying shares on the vesting date, and (2) performance share units that vested during fiscal 2012, multiplied by the average of the high and low of the market price of the underlying shares on the vesting date of December 31, 2012, and which shares were distributed on January 24, 2013.

Retirement Benefits

2012 Pension Benefits Table

The following table shows, as of December 31, 2012, each Named Executive Officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under each of (i) the tax-qualified Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the non-qualified Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Charles W. Moorman, IV	Retirement Plan	40	2,379,169	0
	SERP	40	18,047,620	0

John P. Rathbone	Retirement Plan	32	1,543,025	0
	SERP	32	5,068,016	0

Deborah H. Butler	Retirement Plan	35	1,415,549	0
	SERP	35	4,762,835	0

James A. Hixon	Retirement Plan	28	1,384,222	0
	SERP	28	4,523,612	0

Mark D. Manion	Retirement Plan	38	1,772,782	0
	SERP	38	6,345,245	0

Donald W. Seale	Retirement Plan	37	1,877,364	0
	SERP	37	6,143,651	0

James A. Squires	Retirement Plan	21	720,510	0
	SERP	21	2,301,446	0

Narrative to Pension Benefits Table

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2012, which is the pension plan measurement date we use for financial reporting purposes. We assume a retirement age of 60 for purposes of the table for Ms. Butler, Mr. Hixon and Mr. Squires, since that is the earliest age at which a participant may retire under the plans without an age-based benefit reduction and they had not reached that age as of December 31, 2012. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 11 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The benefits shown are in addition to amounts payable under the U.S. Railroad Retirement Act.

Under the Retirement Plan and the SERP, except as noted above or in the event of a change in control (see below), each Named Executive Officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by a percentage equal to 1.5% times total years of creditable service, but not in excess of 40 years of creditable service (which would be equivalent to a maximum of 60% of such average compensation), less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary (including any pre-tax contributions the Named Executive Officer makes to our: (i) 401(k) plan; (ii) ChoicePlus Benefits Plan (for medical, dental and similar coverages); and (iii) pre-tax transportation plan), awards under the Executive Management Incentive Plan and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement (although there may be a six-month delay in payment of benefits that accrued under the

SERP after January 1, 2005 if required by Section 409A of the Internal Revenue Code) and, upon the Named Executive Officer’s death, to his or her spouse on a joint-and-survivor-annuity basis.

Messrs. Moorman, Rathbone, Manion and Seale are eligible for full retirement benefits without any benefit reduction due to age. Ms. Butler and Mr. Hixon are eligible for early retirement since they have reached age 55 and have 10 years of creditable service. If Ms. Butler and Mr. Hixon choose to retire prior to age 60, their benefits will be reduced by 1/360th for each month they are under age 60 at the time of retirement.

We have no policy with regard to granting extra years of credited service. However, our Board has in certain circumstances credited executives with additional years of service. In addition, as described below, our change-in-control agreements provide for additional years of credited service in limited circumstances.

Deferred Compensation

Our Named Executive Officers may have deferred the receipt of portions of their compensation under two separate deferred compensation plans: the Officers’ Deferred Compensation Plan (“ODCP”) and the Executives’ Deferred Compensation Plan (“EDCP”). The table and narrative below describe the material elements of these plans.

2012 Nonqualified Deferred Compensation Table

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)[2] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)[3] (f)
Charles W. Moorman, IV	ODCP	0	0	54,746	0	633,507
	EDCP	0	0	34,924	0	263,691

John P. Rathbone	ODCP	0	0	203,473	0	2,033,213
	EDCP	0	0	0	0	0

Deborah H. Butler	ODCP	0	0	41,389	0	495,718
	EDCP	0	0	130,460	0	1,479,798

James A. Hixon	ODCP	0	0	58,234	0	697,930
	EDCP	0	0	111,553	0	860,737

Mark D. Manion	ODCP	0	0	191,776	0	1,925,275
	EDCP	0	0	203,417	0	1,372,817

Donald W. Seale	ODCP	0	0	298,272	0	3,356,804
	EDCP	228,600	0	341,446	0	2,353,467

James A. Squires	ODCP	0	0	0	0	0
	EDCP	168,600	0	152,151	0	1,255,252

1Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.

2Of these amounts, the following amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and represent the extent to which 2012 interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code: Mr. Moorman, $11,570; Mr. Rathbone, $43,899; Ms. Butler, $7,792; Mr. Hixon, $9,808; Mr. Manion, $43,233; Mr. Seale, $58,401; and Mr. Squires, $0.

3Of these amounts, the following amounts have been previously reported as compensation to the Named Executive Officer in our Summary Compensation Tables beginning with the fiscal year ended December 31, 2000 and ending with the fiscal year ended December 31, 2011: Mr. Moorman, $338,147; Mr. Rathbone, $133,601; Ms. Butler, $24,700; Mr. Hixon, $214,294; Mr. Manion, $1,089,904; Mr. Seale, $1,434,513; and Mr. Squires, $639,364.

Narrative to Nonqualified Deferred Compensation Table

The 2012 Nonqualified Deferred Compensation table presents amounts deferred under (i) the Officers’ Deferred Compensation Plan and (ii) the Executives’ Deferred Compensation Plan. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Amounts deferred before January 1, 2001, were deferred under the Officers’ Deferred Compensation Plan and earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the participant’s age at the time of the deferral. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in five or ten annual installments, determined on the basis of the participant’s age at the time of deferral, beginning in the year following the year in which the participant retires.

Amounts deferred on or after January 1, 2001, have been deferred under the Executives’ Deferred Compensation Plan. Participants may defer up to 50% of base salary and 100% of EMIP bonus payments and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The total amount credited to a participant will be distributed, in accordance with the participant’s elected distribution option, in one lump sum or a stream of annual cash payments.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Executives’ Deferred Compensation Plan and the Officers’ Deferred Compensation Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals. With respect to the Officers’ Deferred Compensation Plan, the adjusted rate of interest may not be less than one-half the rate otherwise provided for in the plan. For the Executives’ Deferred Compensation Plan, the adjusted rate may not be less than the lesser of (a) one-half the rate of earnings otherwise provided for in the Executives’ Deferred Compensation Plan or (b) 7%.

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with our company. Each of the circumstances that would require us to pay post-employment benefits is discussed below.

Change-in-Control Agreements

Generally

We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers. A Named Executive Officer will only receive the benefits provided under these agreements if:

•	a change in control of Norfolk Southern occurs, and

•

within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability or mandatory retirement, or the Named Executive Officer terminates his or her employment with us for “good reason.”

Definition of Change in Control

Generally, under these agreements, a change in control is defined as:

•	a merger, sale of all or substantially all of our assets or similar fundamental transaction which results in our stockholders holding less than 80% of the voting power of the combined company;

•	a stockholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;

•

a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two-thirds of directors who had at least two years of service at the time of the director’s nomination or election;

•	any person or organization acquires more than 20% of our voting stock; or

•	a determination by the Board that an event similar to those listed above has occurred or is imminent.

As noted below, the Named Executive Officers are entitled to accelerated payouts of amounts deferred under the Officers’ Deferred Compensation Plan and the Executives’ Deferred Compensation Plan (“EDCP”) upon a change in control. For amounts deferred after 2004 under the EDCP, only events described above that also constitute a change in control as defined in the regulations to Section 409A of the Internal Revenue Code will result in accelerated distribution of those amounts.

Benefits Payable Upon Termination Following a Change in Control

Under our change-in-control agreements, the Named Executive Officers who become entitled to the benefits under those agreements are generally entitled to receive:

•	three times their annual base salary plus incentive pay;

•	accrued but unpaid compensation;

•	a cash payment for unearned performance share units awarded and as to which the performance cycle has not been completed;

•	all dividend equivalents to which they would have been entitled had their employment not been terminated;

•

early payout of compensation that was deferred under our non-qualified deferred compensation plans and a cash payment equal to the present value of the deferred compensation that would have been payable if the participant retired at age 65, as provided by the change in control agreements;

•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;

•	unused vacation for the year of termination, plus vacation for the following year;

•	continued payment of premiums on the Named Executive Officer’s life insurance policy under our Executive Life Insurance Plan; and

•

continued medical and dental benefits, and $50,000 in group-term life insurance coverage, for a specified number of years but subject to termination if the Named Executive Officer receives substantially similar benefits from another employer after the termination of employment.

During 2012, the Named Executive Officers were generally entitled to receive a payment in an amount sufficient to make them whole for any Federal excise tax on excess parachute payments. In January 2013, the Corporation entered into amendments to its change-in-control agreements with the Named Executive Officers to eliminate this excise tax gross-up.

The benefits to be provided to our Named Executive Officers under the change-in-control agreements are quantified in the table below. If we had terminated the Named Executive Officer’s employment for reasons described below under “Events Triggering Change in Control Payments,” these benefits would generally have been payable in a lump sum within ten business days of termination. However, any Severance Pay, Performance Share Unit equivalent, Accelerated Dividend equivalent, Vacation Pay and Prorata Incentive Pay would have been payable no earlier than six months after the Named Executive Officer’s termination date if the Named Executive Officer was a “Specified Employee” on his or her termination date and if the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code. A “Specified Employee” is, generally speaking, one of the 50 most highly compensated employees, and the term is defined within the change in control agreement. If payment of any amounts were delayed because the Named Executive Officer was a Specified Employee, the delayed payment would have been credited with interest during the period from the termination date until the benefit was distributed at 120% of the short term Applicable Federal Rate determined under section 1274(d) of the Internal Revenue Code that was in effect on the Named Executive Officer’s termination date.

Executive Benefits and Payments Upon Change in Control	Charles W. Moorman, IV1		John P. Rathbone[1]	Deborah H. Butler[1]	James A. Hixon[1]	Mark D. Manion[1]	Donald W. Seale[1]	James A. Squires[1]
Compensation
Severance Pay[2]	$10,500,000		$4,410,000	$4,410,000	$4,410,000	$4,410,000	$4,410,000	$4,410,000
Long Term Compensation
Performance Share Units
2011-2013 (performance period)[3]	$3,845,953		$919,684	$919,684	$919,684	$919,684	$919,684	$919,684
2012-2014 (performance period)[3]	$3,218,896		$752,469	$752,469	$752,469	$752,469	$752,469	$752,469
Stock Options[4]	$0		$0	$0	$0	$0	$0	$0
Accelerated Dividends	$1,334,000		$315,000	$315,000	$315,000	$315,000	$315,000	$315,000
Restricted Stock[5]	$0		$0	$0	$0	$0	$0	$0
Deferred Compensation6*	$294,137		$923,902	$1,013,719	$653,390	$1,586,842	$2,230,836	$1,285,904

Benefits and Perquisites
Incremental Non-Qualified Pension7*	$19,732,000		$7,373,000	$8,379,000	$6,493,000	$8,998,000	$9,656,000	$6,006,000
Post-retirement health and welfare benefits*	$25,209		$25,209	$25,209	$25,209	$16,806	$25,209	$25,209
Life Insurance Proceeds	$0		$0	$0	$0	$0	$0	$0
Disability Benefits	$0		$0	$0	$0	$0	$0	$0
Vacation Pay	$96,154		$57,692	$57,692	$57,692	$57,692	$57,692	$57,692
Post-retirement life insurance[8]	$0		$8,501	$16,135	$15,729	$9,555	$8,201	$7,399
Prorata Incentive Pay	$0	$		$0	$0	$0	$0	$0
Excise Tax Gross-up on Severance Benefits[9]	$18,602,267		$6,747,148	$8,904,907	$5,723,855	$8,305,448	$9,095,640	$7,424,044

Total	$57,648,616		$21,532,605	$24,793,815	$19,366,028	$25,371,496	$27,470,731	$21,203,401

*Payable in accordance with the applicable plan.

1This analysis assumes that on December 31, 2012, (i) a change in control of our company occurred and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

2These amounts represent three times the sum of each Named Executive Officer’s base salary plus Executive Management Incentive Plan (“EMIP”) incentive pay. If the Named Executive Officer had elected to defer either a portion of salary or bonus under the Executives’ Deferred Compensation Plan, then a corresponding portion of this amount would have been deferred and subsequently paid in accordance with the Named Executive Officer’s original deferral election rather than distributed in a lump sum.

3 These amounts represent benefits to which the Named Executive Officer would otherwise be entitled absent a change in control. Values based on (i) the $61.84 closing market price of our common stock on December 30, 2012, and (ii) the average earnout for performance share units for the two most recently completed cycles (67.6%), which is the assumed earnout required under the change-in-control agreements. See the Outstanding Equity Awards at Fiscal Year-End Table for each Named Executive Officer’s outstanding performance share unit awards. Performance share units are earned over a three-year cycle ending each December 31. SEC rules require that we assume a change in control occurred on the last day of our fiscal year. Therefore, our Named Executive Officers were fully vested in their performance share unit awards for the performance cycle ended December 31, 2012, and these awards are excluded from the above amounts.

4Excludes the value of vested options held by each Named Executive Officer as of December 31, 2012. Under each Named Executive Officer’s change-in-control agreement, in the event his or her employment with us is terminated in connection with a change in control, we are required to pay him or her the then current spread value of his or her vested options rather than require him or her to exercise them and sell the underlying shares. Based on the $61.84 closing market price of our common stock on December 30, 2012, the values of those options were as follows: Mr. Moorman, $5,102,550; Mr. Rathbone, $1,305,546; Ms. Butler, $377,400; Mr. Hixon, $1,487,230; Mr. Manion, $1,487,230; Mr. Seale, $1,487,230; and Mr. Squires, $650,040. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options. Unvested options do not provide for accelerated vesting at the time of a change in control and would be forfeited upon termination of their employment. Accordingly, options which were unvested as of December 31, 2012, are excluded from these amounts.

5The change-in-control agreements do not provide for the acceleration of any unvested restricted shares or restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of the Long-Term Incentive Plan (“LTIP”), they will forfeit any unvested restricted shares and restricted stock units if their employment is terminated for any reason other than Retirement, Disability or death. The Committee has the authority under LTIP to waive any restrictions on restricted shares and restricted stock units.

6Amount does not include the aggregate balance of the Named Executive Officer’s deferred compensation account as of December 31, 2012, in which the Named Executive Officer is currently vested. See column (f) of the Nonqualified Deferred Compensation Table for this amount. If the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code, then any portion of the deferred compensation that was subject to Section 409A would have been payable at the time and in the form provided under the terms of the plan under which the Named Executive Officer earned the benefit, without any acceleration or other alteration in the time and form of payment as a result of the change in control.

7Represents the amount by which the Named Executive Officer’s pension benefit, as enhanced by the change-in-control agreement, exceeds the actuarial present value of his or her accumulated pension benefits as of December 31, 2012. Amount does not include the actuarial present value of the Named Executive Officer’s accumulated pension benefits as of December 31, 2012. See the Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

8The change-in-control agreements obligate us to pay the premiums on the Named Executive Officers’ life insurance policies as if the Named Executive Officer terminated due to retirement under the Executive Life Insurance Plan. These amounts represent the remaining premiums required to be paid to fully fund each policy in the minimum number of level annual premiums allowable without causing the policy to violate Section 7702 of the Internal Revenue Code.

9 These amounts are payable as and when the tax is imposed and paid. These amounts do not take into account potential mitigation of our excise tax gross-up obligations for those portions of the above compensation that may be determined to be reasonable compensation or are being paid in consideration of the non-competition covenants contained in the change-in-control agreements. During 2012, the Named Executive Officers were generally entitled to receive a payment in an amount sufficient to make them whole taxes attributable to any Federal excise tax on excess parachute payments. In January 2013, the Corporation entered into amendments to its change-in-control agreements with the Named Executive Officers to eliminate this tax gross-up.

Events Triggering Change in Control Payments

If we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay the benefits provided under his or her change-in-control agreement. “Cause” is defined as any of the following if the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his or her employment with us;

•	intentional wrongful damage to our property;

•	intentional wrongful disclosure of secret processes or of our confidential information; or

•	intentional violation of our Code of Ethics.

In addition, if a Named Executive Officer terminates employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay the Named Executive Officer the benefits provided under his or her change-in-control agreement:

•	the Named Executive Officer is not elected or reelected to the office held immediately prior to the change in control, or—if serving as a director—he or she is removed as a director;

•	the Named Executive Officer’s salary or bonus opportunity is materially reduced below the amounts in effect prior to the change in control;

•

we terminate or materially reduce the value or scope of the Named Executive Officer’s perquisites, benefits and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs or arrangements in which he or she is participating immediately prior to the change in control and which have substantial value;

•

the Named Executive Officer determines in good faith that following the change in control, he or she has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position he or she held immediately prior to the change in control;

•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;

•

we require that the Named Executive Officer relocate his or her principal location of work in excess of 50 miles from his or her employment location immediately prior to the change in control, or that the Named Executive Officer travel away from his or her office significantly more than was required immediately prior to the change in control; or

•	there is any material breach of the change-in-control agreement by us or our successor.

Requirement Not to Compete

In exchange for the benefits provided under the change-in-control agreements and to help encourage management continuity, the Named Executive Officers agreed not to engage in competing employment for a period of three years from the date they originally executed the agreements and, if they accept benefits payable or provided under the agreements, they may not engage in competing employment for a period of one year from the date they are terminated following the change in control. “Competing employment” for this purpose is the provision of services of any type, kind or nature and in any capacity to any organization or person that is, that controls, that is controlled by, or one of whose significant customers or clients is (i) a Class I railroad operating in the United States, Canada or Mexico, (ii) an interstate trucking company operating in the United States, Canada or Mexico or (iii) a provider or arranger of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States.

Retirement

As of December 31, 2012, all Named Executive Officers other than Mr. Squires were of retirement age under our retirement plans. See “Termination for Any Other Reason” below for a discussion of the benefits to which Mr. Squires would have been entitled had he retired as of December 31, 2012. Messrs. Moorman, Rathbone, Manion and Seale were eligible to retire as of December 31, 2012, with unreduced pension benefits under our retirement plans. Ms. Butler and Mr. Hixon were eligible to retire and choose to receive either (i) a temporary retirement benefit not to exceed $500 per month until reaching age 60, and thereafter the full amount of the accrued pension benefits disclosed in the Pension Benefits Table, or (ii) a reduced amount of the pension benefits disclosed in the Pension Benefits Table. Assuming each of the Named Executive Officers other than Mr. Squires retired as of December 31, 2012, in addition to these pension benefits and the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table, each of them would have been eligible for the following benefits:

Name	Accelerated Vesting of Stock Options[1]	Restricted Stock Units[2]	Performance Share Units[3]	Medical Benefits[4]	Life Insurance[5]	Total
Charles W. Moorman, IV	$4,765,063	$6,740,560	$5,858,412	$182,506	$0	$17,546,541
John P. Rathbone	$1,229,115	$1,669,680	$1,387,566	$101,893	$8,501	$4,396,755
Deborah H. Butler	$1,229,115	$1,669,680	$1,387,566	$154,656	$16,135	$4,457,152
James A. Hixon	$1,229,115	$1,669,680	$1,387,566	$118,410	$15,729	$4,420,500
Mark D. Manion	$1,229,115	$1,669,680	$1,387,566	$222,001	$9,555	$4,517,917
Donald W. Seale	$1,229,115	$1,669,680	$1,387,566	$248,781	$8,201	$4,543,343

1Represents the value of the outstanding 2009 and 2010 unvested stock options for the Named Executive Officer for which vesting is accelerated to the date of his or her retirement. The value shown equals the difference between the exercise price of each option and the $61.84 closing market price of our common stock on December 31, 2012. No value was attributed to accelerated vesting of the stock options granted in 2011 since their exercise price was greater than $61.84. Amounts in this column do not include the value of unexercised stock options held by the Named Executive Officers for which vesting would not be accelerated as a result of his or her retirement. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of each Named Executive Officer’s vested unexercised options. Under the retirement provisions contained in the LTIP, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these retirement provisions, all of their options would expire at the close of business on their last day of employment with us.

2Represents the dollar value of restricted stock units based on the $61.84 closing market price of our common stock on December 30, 2012. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions of LTIP and their LTIP award agreements, we have included these amounts here as well. If a participant retires before the end of the restriction period, the awards are delivered at the end of the restriction period as if the participant had not retired; however, these awards are subject to forfeiture in the event the participant “engages in competing employment” following retirement and before the end of the restriction period.

3Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2013, and December 31, 2014, assuming an earnout of 59.2% for the grants of performance share units made in 2011 and 52.3% for the grants of performance share units made in 2012, and in each case based on the $61.84 closing market price of our common stock on December 31, 2012. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, these percentages represent (i) the actual percentage achieved for each completed year in the performance cycle for the Return on Average Invested Capital and Operating Ratio metrics, and the 50% target percentage achievement for each of these metrics for each uncompleted year in the performance period, and (ii) a 40% achievement for the Total Shareholder Return metric over the entire three-year performance period, reflecting the earnout if Norfolk Southern’s total stockholder return exceeds the median total stockholder return of the S&P 500 over the three-year performance cycle. Estimated amounts for the performance cycles ending December 31, 2012, and December 31, 2013, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions under LTIP, we have included these awards here as well. If a participant retires before the end of the performance period, the awards are calculated and earned at the end of the performance period as if the participant had not retired; however, these awards are subject to forfeiture in the event the participant “engages in competing employment” following retirement and before the end of the performance period.

4Represents estimated retiree medical benefits for the Named Executive Officers and their eligible dependents.

5Represents the remaining cost of individually owned executive life insurance policies as of December 31, 2012, which policy amounts are as follows: Mr. Moorman, $565,000; Ms. Butler, $300,000; Mr. Hixon, $570,000; Mr. Manion, $410,000; Mr. Rathbone, $500,000; and Mr. Seale, $550,000. In addition, each Named Executive Officer would be eligible for retiree life insurance coverage under the Corporation’s group life insurance program in the following amounts: Mr. Moorman, $5,000, Ms. Butler and Messrs. Hixon, Manion, Rathbone and Seale, $50,000.

Death or Disability

Death

If any of the Named Executive Officers had died on December 31, 2012, that Named Executive Officer’s spouse would have been eligible for the pension benefits disclosed in the Pension Benefit Table (reduced on account of the Named Executive Officer’s death) and the Named Executive Officer’s designated beneficiaries would have been eligible for the deferred compensation benefits disclosed in the Non-Qualified Deferred Compensation Table. In addition, each Named Executive Officer’s spouse and/or designated beneficiaries would have been eligible for the following benefits:

Name	Accelerated Vesting of Stock Options[1]	Restricted Stock Units[2]	Performance Share Units[3]	Medical Benefits	Life Insurance Proceeds	Total[4]
Charles W. Moorman, IV	$4,765,063	$6,740,560	$5,858,412	$80,614	$3,000,000	$20,444,649
John P. Rathbone	$1,229,115	$1,669,680	$1,387,566	$0	$1,800,000	$6,086,361
Deborah H. Butler	$1,229,115	$1,669,680	$1,387,566	$23,000	$1,800,000	$6,109,361
James A. Hixon	$1,229,115	$1,669,680	$1,387,566	$4,000	$1,800,000	$6,090,361
Mark D. Manion	$1,229,115	$1,669,680	$1,387,566	$113,814	$1,800,000	$6,200,175
Donald W. Seale	$1,229,115	$1,669,680	$1,387,566	$140,592	$1,800,000	$6,226,953
James A. Squires	$1,229,115	$1,669,680	$1,387,566	$153,525	$1,800,000	$6,239,886

1Represents the value of the outstanding 2009 and 2010 unvested stock options for the Named Executive Officer for which vesting is accelerated to the date of his or her death. The value shown equals the difference between the exercise price of each option and the $61.84 closing market price of our common stock on December 31, 2012. No value was attributed to accelerated vesting of the stock options granted in 2011 since their exercise price was greater than $61.84. Amounts in this column do not include the value of unexercised stock options held by the Named Executive Officers for which vesting would not be accelerated as a result of his or her death. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of each Named Executive Officer’s vested unexercised options. Under the death benefit provisions contained in the LTIP agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these death benefit provisions, all of their options would expire at the close of business on their last day of employment with us.

2Represents the dollar value of restricted stock units based on the $61.84 closing market price of our common stock on December 30, 2012. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions of LTIP and their LTIP award agreements, we have included these amounts here as well. If a participant dies before the end of the restriction period, the awards are delivered at the end of the restriction period as if the participant had not died.

3Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2013, and December 31, 2014, assuming an earnout of 59.2% for the grants of performance share units made in 2011 and 52.3% for the grants of performance share units made in 2012, and in each case based on the $61.84 closing market price of our common stock on December 31, 2012. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, these percentages represent (i) the actual percentage achieved for each completed year in the performance cycle for the Return on Average Invested Capital and Operating Ratio metrics, and the 50% target percentage achievement for each of these metrics for each uncompleted year in the performance period, and (ii) a 40% achievement for the Total Shareholder Return metric over the entire three-year performance period, reflecting the earnout if Norfolk Southern’s total stockholder return exceeds the median total stockholder return of the S&P 500 over the three-year performance cycle. Estimated amounts for the performance cycles ending December 31, 2012, and December 31, 2013, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions under LTIP and their LTIP award agreements, we have included these awards here as well. If a participant dies before the end of the performance period, the awards are calculated and earned at the end of the performance period as if the participant had not died.

4In addition to the amounts listed in the table, if a Named Executive Officer died or was totally and permanently disabled for at least 12 months, in either case as a result of an accident that was covered under the insurance policy that provides benefits under the Executive Accident Plan, then the Named Executive Officer (in the case of disability) or his or her beneficiary (in the case of death) would receive a $400,000 lump sum payment from the insurance company.

Disability

If the Named Executive Officers had become disabled on December 31, 2012, each of them other than Mr. Squires could elect to retire and receive the benefits set forth above under “Retirement—Current Executive Officers.” For Mr. Squires and any other Named Executive Officer electing not to retire, each would be entitled to disability benefits in an amount equal to one-half of the Named Executive Officer’s base salary.

Under disability benefit provisions contained in LTIP and the LTIP agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted and the restrictions on each restricted share and restricted stock unit held by the Named Executive Officers would lapse upon the expiration of the applicable restriction period; but for these disability benefit provisions, the Named Executive Officers would forfeit all unexercised options and unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Termination for Any Other Reason

As noted above, each of the Named Executive Officers other than Mr. Squires was eligible to retire as of December 31, 2012; accordingly, had their employment been terminated by us or by them as of that date, each would have been entitled to the benefits set forth above under “Retirement—Current Executive Officers.” Because Mr. Squires had at least 20 years of service as of December 31, 2012, had he terminated employment as of that date, he would have been eligible for either (i) the full amount of his accrued pension benefit disclosed in the Pension Benefits Table beginning at age 60, or (ii) the pension benefit disclosed in the Pension Benefits Table reduced by 1/360th for each month he was under age 60 at the time of retirement, with benefits beginning at the earliest upon Mr. Squires reaching age 55.

In addition to these pension benefits, each Named Executive Officer would have been entitled to receive the deferred compensation benefits fully disclosed in the Nonqualified Deferred Compensation Table.

We also have a Severance Pay Plan. Under the Severance Pay Plan, if a Named Executive Officer’s employment had been terminated as of December 31, 2012, due to the executive’s position being abolished in connection with downsizing or internal restructuring, the Named Executive Officer would have been entitled to the following benefits:

•

two weeks of the executive’s annual base salary for each year of service up to a maximum of 80 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12-month period preceding the executive’s severance date);

•

continued health care benefits for the executive and the executive’s eligible dependents until the earlier of (a) 12 months from the severance date, or (b) until those health care benefits would otherwise terminate under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA); and

•	outplacement assistance for up to 90 days.

If the Named Executive Officer’s employment had been terminated by us for a reason other than as described above, then the Named Executive Officer would have been entitled to one week of the executive’s annual base salary for each year of service up to a maximum of 26 weeks, with the amount capped at two times the executive’s salary paid in the 12-month period preceding the executive’s severance date. The Named Executive Officer would not have been entitled to Severance Pay Plan benefits if terminated for reasons including, without limitation, the following: indictment, conviction of, or entering a plea of nolo contendere to any felony; commission of theft, fraud, or embezzlement, resulting in gain or personal enrichment; failure or refusal to substantially perform his or her duties for the Corporation; conduct deemed so detrimental to the interests of the Corporation that, in the judgment of the Plan Administrator, it should result in the termination not being deemed a severance; being unable to substantially perform his or her duties because of a physical or mental condition, including a condition that entitles him or her to benefits under any sick pay or disability income policy or program; refusing to transfer to another nonagreement position in the same department; or refusing to transfer to another nonagreement position in a different department assigned to a pay band with the same or higher bonus opportunity.

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, Mr. Moorman continues to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We continue to pay the life insurance premiums we use to partly fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above for more information regarding this program.

Non-Competition

In addition to restrictions imposed under our change-in-control agreements, awards under LTIP were—beginning in 2006—made subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete.

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval.

COMPENSATION POLICY RISK ASSESSMENT

The Committee assessed the risks arising from Norfolk Southern’s compensation policies and practices for all employees to determine whether such policies or practices are reasonably likely to have a material adverse effect on the company. As part of this assessment, in 2013, the Committee engaged Pay Governance to conduct a compensation risk analysis and report its findings to the Committee. Pay Governance observed that because Norfolk Southern’s compensation policies and practices use performance metrics that correlate to long-term creation of shareholder value and that are applied consistently to all nonagreement employees, the actions of any individual or business unit are not likely to significantly affect the performance metrics or result in risks or rewards that vary significantly from the overall risk and reward structure of Norfolk Southern. For this reason, the Committee determined that Norfolk Southern’s compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2012, and our proxy statement to be filed in connection with our 2013 Annual Meeting of Stockholders, each of which will be filed with the SEC.

2012 Members of the Compensation Committee

Daniel A. Carp, Chair

Gerald L. Baliles, Member

Erskine B. Bowles, Member

Wesley G. Bush, Member*

Alston D. Correll, Member

Steven F. Leer, Member

* Joined the Committee effective February 27, 2012

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2014 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in our proxy statement and form of proxy, it must be received no later than November 20, 2013; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in our proxy materials), it must be received during the period that begins November 30, 2013 and ends February 8, 2014.

By order of the Board of Directors,

HOWARD D. McFADDEN
Corporate Secretary

APPENDIX A

Article I, Section 2 of the Norfolk Southern Corporation Bylaws is replaced in its entirety by the following:

ARTICLE I

Stockholders’ Meetings

SECTION 2. Special Meetings. Special meetings of the stockholders shall be held (a) whenever called by the chief executive officer or by a majority of the directors or (b) subject to the provisions of this Section 2, and all other applicable sections of these Bylaws, whenever called by the Secretary upon written request (a “Special Meeting Request”) of one or more record holders of shares of stock of the corporation representing not less than 20% of the voting power of all outstanding shares of all classes of stock of the corporation entitled to vote on the matter(s) proposed to be voted on at such meeting (the “Requisite Percentage”). For purposes of this Section 2(b) and for determining the Requisite Percentage, a beneficial owner shall be deemed to own the shares of stock of the corporation that such beneficial owner would be deemed to own pursuant to Rule 200(b) under the Securities Exchange Act of 1934, as amended. For purposes of determining the Requisite Percentage, the deemed ownership of any record holder or beneficial owner shall exclude any shares as to which such record holder or beneficial owner, as the case may be, does not have the right to vote or direct the vote at the special meeting. The Board of Directors shall determine in good faith whether all requirements set forth in this Section 2(b) have been satisfied and such determination shall be binding on the corporation and its stockholders.

(i) A Special Meeting Request must be delivered by hand or by registered U.S. mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the attention of the Secretary at the principal executive offices of the corporation (the date on which the Secretary receives the request is the “Delivery Date”). A Special Meeting Request shall be valid only if it is signed and dated by each record holder submitting the Special Meeting Request (“Requesting Stockholder”), and includes (A) a statement of the specific purpose(s) of the special meeting (including the text of any resolution proposed for consideration) and the reasons for conducting such business at the special meeting; (B) in the case of any director nominations proposed to be presented at the special meeting, the information required by Section 7 of Article II; (C) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by Section 9(c) of this Article I; (D) a representation that each Requesting Stockholder, or one or more representatives of each such stockholder, intends to appear in person at the special meeting to present the proposal(s) or business to be brought before the special meeting; (E) an agreement by the Requesting Stockholders to notify the corporation promptly in the event of any disposition prior to the record date for the special meeting of shares of the corpration owned of record or beneficially; and (F) documentary evidence that the Requesting Stockholders own the Requisite Percentage as of the Delivery Date; provided, however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence that the beneficial owners of such shares (i) join in the special meeting request and (ii) beneficially own the Requisite Percentage as of the Delivery Date. In addition, the Requesting Stockholders shall: (1) notify the corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any information previously provided in the Special Meeting Request; and (2) promptly update and supplement the information provided in the Special Meeting Request, if necessary, so that the information provided or required to be provided shall be true and complete as of the record date for the special meeting, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than five business days after the record date.

(ii) A Special Meeting Request shall not be valid, and a special meeting requested by stockholders shall not be held, if: (A) the Special Meeting Request does not comply with these Bylaws; (B) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action or is otherwise unlawful; (C) the Special Meeting Request is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the earlier of (x) the date of the next annual meeting and (y) 30 days after the first anniversary of the date of the previous annual meeting; (D) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was included on the agenda at any annual or special meeting of stockholders held not more than 12 months before the Special Meeting Request is delivered; (E) a Similar Item is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders called by the Board of Directors for a date – or was included on the agenda of such a meeting on a date – within 90 days of the Delivery Date (and, for purposes of this clause (E), the election or removal of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); or (F) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law.

(iii) Special meetings of stockholders called pursuant to this Section 2(b) must be held within 120 days after the Delivery Date.

(iv) If none of the Requesting Stockholders appear or send a representative to present the business to be presented for consideration specified in the Special Meeting Request, the corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such matter may have been received by the corporation.

ANNUAL MEETING OF SHAREHOLDERS OF

NORFOLK SOUTHERN CORPORATION

May 9, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
COMPANY NUMBER

Vote online/phone until 11:59 PM EDT May 8, 2013 the day before the meeting.	ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and Annual Report to Shareholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17278

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

■  00033333333333333300    1                                                             050913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS,

AND THIS PROXY CARD WILL BE VOTED ACCORDINGLY IF NO CHOICE IS SPECIFIED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

		1.	ELECTIONOF TWELVE DIRECTORS.	FOR	AGAINST	ABSTAIN
In addition, in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.		1.1	ThomasD. Bell, Jr	☐	☐	☐
		1.2	ErskineB. Bowles	☐	☐	☐

		1.3	RobertA. Bradway	☐	☐	☐

		1.4	WesleyG. Bush	☐	☐	☐

		1.5	DanielA. Carp	☐	☐	☐

		1.6	KarenN. Horn	☐	☐	☐

		1.7	BurtonM. Joyce	☐	☐	☐

		1.8	StevenF. Leer	☐	☐	☐

		1.9	MichaelD. Lockhart	☐	☐	☐

		1.10	CharlesW. Moorman	☐	☐	☐

		1.11	MartinH. Nesbitt	☐	☐	☐

		1.12	JohnR. Thompson	☐	☐	☐

		2.	The ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2013.	☐	☐	☐

		3.	Approval of executive compensation as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	4.	Approval of an amendment to the Norfolk Southern Bylaws giving stockholders the right to call a special meeting.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐                          ■

PROXY

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and authorizes James A. Hixon, Howard D. McFadden and Virginia K. Fogg, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern Corporation common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 9, 2013, at 10:00 A.M., Eastern Daylight Time, and at any adjournments, postponements or rescheduling thereof, upon the matters more fully set forth in the Proxy Statement, dated March 20, 2013, and to transact such other business as properly may come before such meeting(s).

The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 20, 2013. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern Corporation common stock are expressly revoked hereby.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG AS INDEPENDENT AUDITORS, APPROVAL OF EXECUTIVE COMPENSATION, AND APPROVAL OF THE AMENDMENT TO NS BYLAWS GIVING STOCKHOLDERS THE RIGHT TO CALL A SPECIAL MEETING. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side.)

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